EXHIBIT 10.1

Execution Version

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

between

KYNDRYL, INC.,

BANCO SANTANDER S.A.

and

solely for purposes of Section 13.19,

KYNDRYL HOLDINGS INC.

Dated as of October 28, 2021

AMENDED AND RESTATED

RECEIVABLES PURCHASE AGREEMENT

THIS AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT, dated as of October 28, 2021 (as amended, supplemented or otherwise modified from time to time, and including the annexes, appendices, exhibits and schedules hereto, this “Agreement”), is made among Kyndryl, Inc. a Delaware corporation (“Kyndryl”), Banco Santander S.A. (“Santander”) and solely for the purposes of Section 13.19, Kyndryl Holdings Inc., a Delaware corporation (“Parent”).

Kyndryl and Santander have agreed that pursuant to this Agreement (i) Santander or an Affiliate of Santander that has executed a Participation Agreement as contemplated in Section 5 hereof (each, a “Purchaser”), will purchase the Receivables (as hereinafter defined) arising from Seller’s sale of goods and/or services in the ordinary course of business upon the terms, and subject to the conditions, set forth in this Agreement after the origination of those Receivables by Kyndryl or an Affiliate that has executed a Participation Agreement as contemplated in Section 5 hereof (each, a “Seller”), such that the Purchaser remits the Purchase Price (as hereinafter defined) directly to the applicable Seller and (ii) Kyndryl or the applicable Seller, unless otherwise provided in a Participation Agreement, will continue performing the administrative and collection functions in respect of Purchased Receivables described herein.

This Agreement amends and restates in its entirety as of the date hereof that certain Receivables Purchase Agreement dated as of September 30, 2021 (the “Prior Agreement”) among the parties hereto. Upon the effectiveness of this Agreement, the terms and provisions of the Prior Agreement shall, subject to this paragraph, be superseded in their entirety by the terms and provisions of this Agreement; provided, that all indemnities arising under the Prior Agreement from events occurring on or prior to the date hereof and all costs, fees and expenses accrued and unpaid under the Prior Agreement through the date hereof shall remain in full force and effect and shall be due and owing under this Agreement (until fully paid and discharged). Upon the effectiveness of this Agreement, each reference to the Prior Agreement in any other Transaction Document shall mean and be a reference to this Agreement.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Defined Terms and Interpretation.

1.1	Defined Terms. Certain terms used in this Agreement are defined in Appendix A and certain definitions with respect to interest rates and currencies are defined in Schedule 4-A and Schedule 4-B.

1.2	Interpretation. In this Agreement, unless otherwise indicated, (a) defined terms may be used in the singular or the plural and the use of any gender includes all genders, (b) the words “hereof”, “herein”, “hereto”, “hereby” and “hereunder” refer to this entire Agreement, (c) all references to particular Annexes, Appendices, Sections, Schedules or Exhibits are references to the Annexes, Appendices, Sections, Schedules or Exhibits, as the case may be, of this Agreement, (d) all accounting terms not specifically defined herein shall be construed in accordance with GAAP, except as otherwise stated herein, (e) reference to any Person includes such Person’s successors and legal assigns, (f) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, (g) with respect to any calculations hereunder expressed in USD but with respect to which some of the components of such calculations include amounts in currencies other than USD, those calculations shall be made after exchanging the amounts of such other currencies to USD at the market spot rate as reasonably determined by the Purchaser at the time of such calculation (and notified to the Seller) and (h) unless otherwise provided, reference to any agreement or writing shall refer to such agreement or writing as it may be amended, restated or otherwise modified from time to time.

2.	The Facility.

2.1	Committed Facility; Facility Limit. Subject to the terms and conditions of this Agreement, Purchaser agrees to provide the Facility to the Sellers from time to time during the Availability Period, in an aggregate amount up to the Facility Limit at such time on a committed basis only with respect to each Obligor (Committed) up to the related Obligor Limit for such Obligor (Committed) and on an uncommitted and discretionary basis with respect to any Obligor (Uncommitted), in either case, pursuant to the terms of Section 2.2. If the daily average outstanding balance of Purchased Receivables for any successive three-month period ending on or after the month that is nine months following the month in which the Closing Date occurs falls below the Facility Limit Threshold, Purchaser, in its sole discretion, shall be entitled to reduce the Facility Limit down to not less than 10% above such daily average outstanding balance of Purchased Receivables or such higher amount the Purchaser selects, provided that the Purchaser shall provide Kyndryl notice of such reduction at least thirty (30) days prior to the reduction of the Facility Limit.

2.2	Purchase and Sale.

(a)	Regular Monthly Purchases. Subject to the terms and conditions of this Agreement, from time to time during the Availability Period, on or prior to the applicable Cut Off Date for any calendar month (subject to Section 2.2(b)), the Seller may indicate that it wishes to sell and assign Designated Receivables to the Purchaser on the Approved Purchase Date for such calendar month by delivering to Purchaser a file in a form to be mutually agreed between Kyndryl and Purchaser with respect to such Designated Receivables (each such file, a “Specification”), which may be provided via email transmission from Seller to Purchaser (using any of the email addresses listed for each such Person on Schedule 1) or other electronic means approved by the Purchaser, listing the Designated Receivables to be sold and assigned, and describing the terms of the proposed sale, including, but not limited to, identification of the relevant Contract, invoices, confirmed face amount, Payment Due Date and the expected Purchase Date for such Designated Receivables. The transmission of a Specification by the Seller to the Purchaser shall constitute an offer for the sale of the Designated Receivables listed therein. Subject to the terms and conditions of this Agreement (including satisfaction of all conditions precedent in Section 2.6 for the initial Purchase Date and Section 2.7), if a Specification is received by the Purchaser on or prior to the Cut Off Date in any calendar month (subject to Section 2.2(b)) for a proposed purchase on the related Approved Purchase Date (as set forth in such Specification) in such calendar month and the Designated Receivables listed in such Specification qualify as Eligible Receivables, then on such Approved Purchase Date, the Purchaser (i) shall purchase all such Designated Receivables owing by an Obligor (Committed) up to its Obligor Limit (as determined based on the Outstanding Obligor Balance of such Obligor (Committed) after giving effect to such purchase), and (ii) may, in its sole discretion, purchase all or any of such Designated Receivables owing by an Obligor (Uncommitted) up to its Obligor Limit (as determined based on the Outstanding Obligor Balance of such Obligor (Uncommitted) after giving effect to such purchase), as long as, in the case of the foregoing clauses (i) and (ii), the aggregate amount of outstanding Purchased Receivables for all Obligors (with respect to all Sellers) on the applicable Purchase Date (after giving effect to all purchases hereunder on such date) does not exceed the Facility Limit.

(b)	Rejected Offers. If a Specification delivered by Seller to Purchaser pursuant to Section 2.2(a) does not comply with the requirements herein described or the Purchaser exercises its option to not purchase any Designated Receivables owing by an Obligor (Uncommitted), the Purchaser shall promptly (and in any event no later than 36 hours after receipt) notify the Seller in writing that it rejects such Specification (which may be in whole or in part) or rejects the purchase of the Designated Receivables of such Obligor (Uncommitted) (which also may be in whole or in part), as the case may be, and the Purchaser shall not purchase any such rejected Designated Receivables. Except as set forth in Section 2.2(c), there shall be no more than one Specification delivered by Seller to Purchaser in any calendar month; provided, that if a Specification (or any Designated Receivables listed thereon) is rejected by Purchaser pursuant to this Section 2.2(b), Seller may provide another Specification for the same proposed Approved Purchase Date (correcting any deficiencies in any rejected Specification or substituting Designated Receivables from any rejected Obligor (Uncommitted)) as long as such Specification is received by Purchaser by 5:00 p.m. New York City time on the day that the Seller received the Purchaser’s notice of rejection and such Specification (together with any portion of the Specification delivered for the same Purchase Date that was not rejected, as if constituting one Specification) meets the requirements described in Section 2.2(a); provided, that if Designated Receivables from any Obligor (Uncommitted) are replaced in a resubmitted Specification with Designated Receivables of the same or any other Obligor (Uncommitted) or all or any portion of such resubmitted Specification is noncompliant with the requirements described in Section 2.2(a), then Purchaser may reject the Designated Receivables of such Obligor (Uncommitted) that are in such resubmitted Specification or the noncompliant portion of such resubmitted Specification, as the case may be. Notwithstanding anything to the contrary in this Agreement, if the Purchaser rejects a Specification or a purchase of Designated Receivables of an Obligor (Uncommitted), as the case may be, in part and not in whole, then such Specification or purchase shall continue to be valid for that portion of the Specification or the Designated Receivables of such Obligor (Uncommitted) as are not rejected by the Purchaser.

(c)	Additional Quarterly Purchases. On any day after the Cut Off Date and on or prior to the Approved Purchase Date for the final month in any fiscal quarter of Seller, Seller may deliver one additional Specification to Purchaser (an “End of Period Specification”) that lists solely Designated Receivables that are Eligible Receivables owing by an Obligor (Committed). Subject to the conditions precedent set forth herein and other terms and conditions of this Agreement, as long as any such End of Period Specification (when taken together with any other Specification for the same calendar month) complies with the terms set forth in Section 2.2(a) with respect to the applicable Obligor Limits and Facility Limit and the other terms and conditions herein set forth, the Purchaser will purchase the Designated Receivables set forth on such End of Period Specification, but solely in accordance with the process set forth in Section 2.2(e). The Seller shall provide the Purchaser its fiscal calendar on or promptly after the Closing Date and shall provide notice of any changes to the Purchaser promptly after any such changes are made.

(d)	Purchase Price Payment for Regular Monthly Purchases. Provided that Seller is in material compliance with the terms of this Agreement and subject to the satisfaction of (i) in the case of the initial purchase hereunder, the conditions precedent in Section 2.6 and (ii) in the case of each purchase hereunder, the conditions precedent in Section 2.7, on the Approved Purchase Date identified in any Specification submitted (or resubmitted) pursuant to and in compliance with the requirements set forth in Section 2.2(a) or Section 2.2(b), as applicable (but specifically excluding any End of Period Specification), the Purchaser will remit the aggregate Purchase Price in respect of all Designated Receivables listed thereon to the relevant Seller Account, by wire transfer of immediately available funds; provided, that the foregoing shall not include any Designated Receivables of any Obligor (Uncommitted) rejected by Purchaser or any Designated Receivables (or portion thereof) set forth on a Specification (including any resubmitted Specification) rejected by Purchaser as noncompliant pursuant to Section 2.2(b).

(e)	Purchase Price Payment for Additional Quarterly Purchases. With respect to the purchase of any Designated Receivables set forth on an End of Period Specification, the aggregate Purchase Price for such Designated Receivables shall be paid by the Seller netting such aggregate Purchase Price from any collections on Purchased Receivables that are held by Seller for the account of Purchaser at such time. Upon any such netting of the aggregate Purchase Price for such Designated Receivables listed in such End of Period Specification, such Designated Receivables shall have been purchased by Purchaser on the applicable Approved Purchase Date as long as the Seller is otherwise in compliance with all of the terms and conditions precedent to such purchase set forth in this Agreement (including in Section 2.6, in the case of the initial purchase hereunder, and Section 2.7, in the case of each purchase hereunder) with respect to such Designated Receivables (after giving effect to any purchase pursuant to Section 2.2(d) on the same Purchase Date). In the event that the Purchaser notifies the Seller that the Seller has netted an incorrect and excessive amount as the aggregate Purchase Price for any such Designated Receivables in accordance with this Section 2.2(e), the Seller shall return to the Purchaser, on or prior to the next Cut Off Date, any such excess amounts set forth in such notice absent demonstrable error

(f)	Conveyance of Rights and Interests. On each Purchase Date, each relevant Seller will sell and assign (and hereby sells and assigns), and each relevant Purchaser will purchase and accept (and hereby purchases and accepts), without recourse except to the limited extent expressly provided in this Agreement, all of such Seller’s right, title and interest in, to and under all of the Designated Receivables set forth in the related Specification(s) for which the Purchase Price was paid (or netted) on such Purchase Date pursuant to Section 2.2(d) or Section 2.2(e). For the avoidance of doubt, any such conveyance of Designated Receivables on any Purchase Date includes, without limitation, each related Accepted Guaranty and Accepted Letter of Credit and all other Ancillary Rights and proceeds thereof.

(g)	No Conveyance of Obligations or Liabilities. Notwithstanding anything herein to the contrary, the Seller hereby acknowledges and agrees that the Purchaser shall not have (i) any responsibility for, or any liability with respect to, the performance of any Contract or (ii) any obligation to intervene in any Dispute arising out of the performance of any Contract. All obligations of each Seller, as seller of the goods and/or provider of the services under each Contract, including all representation and warranty obligations, all administration and collection obligations (other than those undertaken by the Purchaser hereunder), all maintenance obligations and all delivery, transport and insurance obligations, shall be retained by such Seller.

2.3	Term of Agreement. Purchases of Receivables under this Agreement may only be effected during the Availability Period. The Purchaser’s obligation to purchase Receivables shall terminate on the date (the “Purchase Termination Date”) that is the earliest of (i) the date that Purchaser elects by notice in writing to Kyndryl to declare the Purchase Termination Date upon or after the occurrence of a Purchaser Termination Event, (ii) the date that Kyndryl elects by notice in writing to Purchaser to declare the Purchase Termination Date upon or after the occurrence of a Seller Termination Event and (iii) the date that Kyndryl or Purchaser elects in its discretion by notice in writing to Purchaser or Kyndryl, as applicable, to declare the Purchase Termination Date; provided that, in the case of this clause (iii), (A) such date selected by Kyndryl or Purchaser may not be earlier than (1) initially, the date that is 18 months after the Closing Date and (2) thereafter, if no Purchase Termination Date has been declared prior thereto, the date that is 6 months after the prior permissible selection date (as set forth in the foregoing clause (1) and on a rolling 6-month basis thereafter), and (B) any such notice shall be provided not later than 12 months prior to such date selected by Kyndryl or Purchaser. Subject to Section 13.3, this Agreement shall terminate on the first date after the Purchase Termination Date on which there are no Purchased Receivables outstanding (but, in the case of a Purchase Termination Date declared pursuant to the foregoing clause (iv), in no event later than thirty (30) days after such Purchase Termination Date). For the avoidance of doubt, Designated Receivables purchased by Purchaser up to and including the Purchase Termination Date will constitute Purchased Receivables.

2.4	Settlement; Certain Collection Matters; Obligor Notices.

(a)	(i) On each Reconciliation Date, Kyndryl shall deliver to Purchaser a Reconciliation Report with respect to all Purchased Receivables which shall, among other things, set forth the total amount of Purchased Collections (in each applicable currency) received by or on behalf of Kyndryl, any other Seller, or any Affiliate, agent or representative of any of them, that were not included in any prior Reconciliation Report and that were so received on or prior to the Business Day immediately preceding such Reconciliation Date.

(ii) On the Settlement Date for each currency related to each Reconciliation Date, Seller shall remit to Purchaser in immediately available funds (at the bank account designated by Purchaser) all Purchased Collections in such currency that were described on (or that should have been described on) the related Reconciliation Report pursuant to Section 2.4(a)(i). Purchased Collections received by or on behalf of Kyndryl, any other Seller, or any Affiliate, agent or representative of any of them shall be deemed to be held in trust for the benefit of the Purchaser until remitted to the Purchaser hereunder.

(iii)  If funds are paid by a Seller to Purchaser as “Purchased Collections” that are not, in fact, Purchased Collections, as the result of a demonstrable miscalculation by such Seller, then Seller shall include the amount of such improper payment (the “Demand Amount”) on the Reconciliation Report delivered on the Reconciliation Date immediately following the date that such improper payment was made, explaining the Demand Amount in reasonable detail. Such Seller shall setoff the Demand Amount against Purchased Collections (of the same currency) to be distributed on the Settlement Date related to such Reconciliation Date, which setoff shall be specifically described on such Reconciliation Report. If such Demand Amount exceeds the amount of such Purchased Collections, the Reconciliation Report shall include a demand for payment of such excess (in a supplemental attachment thereto) and Purchaser shall pay such excess amount to such Seller within five (5) Business Days of the date it receives the Reconciliation Report and accompanying demand (the “Demand Payment Date”); provided that Purchaser may satisfy its obligation to pay any such amount by offsetting it against any recourse obligation of Seller hereunder. If the Seller is required at any time to return to any Obligor or to a trustee, receiver, liquidator, custodian or other similar official any portion of the Purchased Collections remitted by such Obligor to the Seller or to any other Person (and remitted by Seller to Purchaser pursuant to Section 2.4(a)(ii)), then Purchaser shall, on written demand of the Seller explaining such circumstances and amounts in reasonable detail, within five (5) Business Days of the date of the Purchaser’s receipt of such written demand, return to the Seller any such payments transferred to Purchaser by Seller but without interest or penalty on such payments (unless the Seller is required to pay interest on such amounts to the person recovering such payments, in which case Purchaser shall also pay the interest on such amounts to Seller).

(iv) Subject to the Standard Seller Provisions, Purchaser acknowledges that its sole sources of payments for Purchased Receivables themselves are the Purchased Collections and that Purchaser has no recourse to any Seller for any Obligor’s failure to pay any Purchased Receivable when it is due and payable under the terms applicable thereto to the extent any Purchased Receivable is uncollectable on account of a Credit Risk Event.

(v) The Seller shall be entitled to set off any Demand Amount owed by Purchaser to the Seller against any amounts owed by the Seller to Purchaser under this Agreement if such Demand Amount is not paid or otherwise satisfied on or prior to the related Demand Payment Date, and Purchaser shall be charged and agrees to pay interest on any Demand Amount not paid or otherwise satisfied on or prior to the related Demand Payment Date from and including the day after the Demand Payment Date to and including the date Seller receives payment thereof (or such obligation is otherwise satisfied through setoff) at a rate equal to LIBORUSD as determined under Schedule 4-A (or the replacement benchmark therefor as determined under Schedule 4-A or Schedule 4-B) as of the Demand Payment Date (for overnight tenor).

(b)	Without limiting the Purchaser’s rights to notify Obligors and direct payments set forth in Section 2.4(c), at any time, if (i) required to perfect the Purchaser’s interest in the Purchased Receivables under Applicable Law, (ii) a Material Obligor Default has occurred with respect to an Obligor, or (iii) a Triggering Event has occurred, then promptly upon the request of Purchaser, the Seller shall, at its sole cost and expense: (A) deliver a notice of assignment to each and every Obligor (or, in the case of the foregoing clause (ii), the affected Obligor), in form and substance sufficient under Applicable Law and in form and substance reasonably acceptable to Purchaser (as approved by Purchaser prior to the delivery thereof), (1) stating that the Seller has sold and assigned and will be selling and assigning the applicable Purchased Receivables to the Purchaser hereunder and (2) if requested by the Purchaser in the case of clauses (ii) or (iii) above, directing such Obligor to make payments with respect to each Purchased Receivable as directed by the Purchaser from time to time in its sole discretion and (B) take such actions, and execute and deliver such instruments and documents, as the Purchaser deems proper in order to perfect its interest or collect and otherwise realize the benefits of any Purchased Receivable. Subject to the foregoing provisions of this Section 2.4(b), Section 2.4(f) and Section 2.4(g), each Obligor shall continue to pay at the account of the Seller to which they are paying as of the date of this Agreement. Such account is set forth on Schedule 6 as of the Closing Date and the Seller shall promptly update such schedule by notice to the Purchaser to reflect any new accounts that receive any such amounts or any changes with respect to any such existing accounts.

(c)	Without diminishing the Seller’s responsibility for the Administrative and Collection Functions, the Seller hereby appoints the Purchaser as the true and lawful attorney-in-fact of the Seller, with full power of substitution, and hereby authorizes and empowers the Purchaser itself in the name and on behalf of the Seller (unless Seller has taken such action pursuant to Section 2.4(b)), at the Seller’s sole cost and expense, to: (i) deliver (A) on or after the occurrence of a Material Obligor Default with respect to an Obligor, to the affected Obligor and (B) on or after the occurrence of a Triggering Event, to any or all Obligors, a notice of assignment in form and substance sufficient under Applicable Law that the Seller has sold and assigned, and (if applicable) will sell and assign, the applicable Purchased Receivables to the Purchaser hereunder and, at the option of Purchaser, directing the applicable Obligor to make payments with respect to each Purchased Receivable as directed by the Purchaser from time to time in its sole discretion, (ii) take such actions with respect to any Accepted Letter of Credit or Accepted Guaranty of the type described in clause (i) or (ii) of Section 2.4(k), and (iii) take such actions, and execute and deliver such instruments and documents, as the Purchaser deems proper in order to make collection of and otherwise realize the benefits of any Purchased Receivable. The Purchaser shall have the right to bring suit, in the Purchaser’s or the Seller’s name, and generally have all other rights of an owner and holder respecting any Purchased Receivable, including the right to exercise any and all of its other rights and remedies hereunder, under Applicable Law or in equity to collect any Purchased Receivable directly from the applicable Obligor. Notwithstanding the foregoing, prior to any Transition Date (but solely with respect to the applicable affected Obligor in the case of a Transition Date arising as a result of a Material Obligor Default), (I) the Seller will conduct all collection activity with respect to Purchased Receivables, as the Purchaser’s agent, pursuant to Purchaser’s instructions (as applicable) and the provisions of this Agreement and (II) pay (and be solely responsible for) all expenses in connection with such related collection and routine enforcement activity (excluding litigation expenses described in the next sentence) incurred by Seller (or any Affiliate) in the ordinary course of performance of the Administrative and Collection Functions. Both before and after the delivery of a Triggering Event Notice or the occurrence of a Material Obligor Default with respect to any particular Obligor and the Purchaser’s delivery of a notice of assignment to such Obligor as provided above, all litigation expenses incurred in connection with the enforcement and collection of any related Purchased Receivables against the Obligor (including the filing of any proof of claim or other actions in connection with an Insolvency Event of the related Obligor) shall be borne by the Purchaser, but only if the obligations of the Seller described in the second succeeding sentence are being satisfied by the Seller. On and after any Transition Date (but solely with respect to the applicable affected Obligor in the case of a Transition Date arising as a result of a Material Obligor Default), subject to Section 4.3, all other expenses in connection with such related enforcement and collection activity incurred by Purchaser shall be borne by Purchaser, but only if the obligations of the Seller described in the succeeding sentence are being satisfied by the Seller. At any time, and from time to time, after the delivery of a Triggering Event Notice or Material Obligor Default Direct Collection Notice (solely with respect to the affected Obligor), the Seller shall, at the Seller’s sole cost and expense, provide to the Purchaser any document or other information reasonably necessary to assist the Purchaser in enforcing or collecting the related Purchased Receivables and the Seller shall use reasonable efforts to continue to assist the Purchaser with any such activities (including on and after any applicable Transition Date); provided that Seller shall not be required to provide any information that would reasonably be expected by the Seller to result in the loss of attorney-client privilege or violate any contractual confidentiality obligations; provided further that Seller shall use reasonable efforts to eliminate or amend any such contractual confidentiality obligations to enable it to provide such information. The Purchase Price for each Purchased Receivable (after giving full consideration to the administration and collection fee set forth in the Fee Letter) has been calculated to reflect that Seller will perform the Administrative and Collection Functions with respect to such Purchased Receivables to the extent provided in this Agreement.

(d)	Upon the occurrence of an Insolvency Event of an Obligor, Seller may terminate the performance of the Administrative and Collection Functions with respect to such Obligor in circumstances where Seller, acting reasonably, determines Purchaser’s interests would be better served by direct enforcement by Purchaser of Purchaser’s claims against such Obligor. If Seller terminates the Administrative and Collection Functions with respect to an Obligor after an Insolvency Event with respect to such Obligor, Seller shall cooperate with Purchaser as described, and subject to the limitations in, Section 2.4(c) and Section 4.4.

(e)	If, and to the extent, Data Protection Legislation applies to personal data processed by either party in connection with this Section 2.4 above, the following will apply and prevail over any conflicting terms in this Agreement:

(i)              Each party shall process personal data in compliance with the applicable Data Protection Legislation as independent controllers;

(ii)             Where a party (“first Party”) provides personal data to another Party (“second Party”), the first Party shall provide all notices to and obtain all consents from data subjects to enable the use and disclosure of such personal data by the first Party and the second Party in accordance with their obligations under applicable Data Protection Legislation for the purposes contemplated under this Section 2.4; and

(iii)            Each party shall, taking into account the state of the art, the costs of implementation and the nature, scope, context and purposes of processing as well as the risk of varying likelihood and severity for the rights and freedoms of natural persons, implement and maintain appropriate technical and organizational measures as required by applicable Data Protection Legislation to ensure a level of security for the personal data it processes in accordance with this Section 2.4 appropriate to the risk. In assessing the appropriate level of security each party shall take account of the risks that are presented by processing, in particular from accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to personal data transmitted, stored or otherwise processed.

Where a party is subject to a request, complaint, assessment, enquiry, notice or investigation by a data subject or an authority that relates to the personal data being processed under this Agreement by the other party, the other party will cooperate with the party (to the extent permitted by Applicable Law) that is subject to the request, complaint, assessment, enquiry, notice or investigation. Only for the purposes of this clause (e), “personal data”, “processing”, “data subject” and “controller” shall have the same meaning as in the GDPR.

(f)	Notwithstanding anything to the contrary set forth herein, Purchaser may at any time establish bank accounts for any supported country and currency where payments can be received from Obligors and in connection therewith Purchaser shall, to the extent permitted under Applicable Law (and subject to any applicable confidentiality and data privacy obligations under Applicable Law or contract), (i) provide banking information to Seller so that Seller can set up Seller Systems to reflect such accounts and (ii) provide access to Seller to such relevant bank accounts so that Seller can perform cash applications in Seller Systems, processing of checks and other items and banking reconciliations; provided that Purchaser shall use reasonable efforts to eliminate or amend any such contractual confidentiality and data privacy obligations to enable it to provide the foregoing.

(g)	Notwithstanding anything to the contrary set forth herein, upon Seller’s or Purchaser’s request, the parties shall discuss in good faith, and work together to implement, amendments to this Agreement (provided that Seller may withhold its agreement to any such amendments in its sole discretion except in circumstances in which Purchaser shall have the right under this Agreement to notify Obligors of the sale and assignment of the Purchased Receivables and to direct Obligors to make payments with respect to Purchased Receivables as directed by the Purchaser from time to time in its sole discretion) to provide (A) that Obligors shall be directed to make payments with respect to Purchased Receivables directly to bank accounts of Purchaser, (B) for setting up any new accounts in Santander’s name, the costs of notifying each of the Obligors to pay into such new accounts and the costs to implement collection account agreements that permit Seller to continue processing collections and (C) for how to handle the opening of new accounts, the processing of checks and other items, the implementation of collection account mechanics, the execution of collection account agreements and the notification to Obligors, and thereafter, Seller shall continue to process all checks or other items received in such accounts or associated lockboxes. All of the actions in clauses (A), (B) and (C) of the preceding sentence taken pursuant to this Section 2.4(g) shall be at the sole cost and expense of the Purchaser (but without limiting Seller’s independent obligations pursuant to Section 2.4(c) or otherwise set forth herein).

(h)	Seller shall reasonably cooperate with Purchaser’s investigation and analysis of “know your customer” and anti-money laundering matters, including the provision of any information reasonably requested by Purchaser in connection with such matters.

(i)	Seller shall provide an Obligor (i) in the case of a U.S. Obligor, an IRS Form W-8BEN-E provided by Purchaser pursuant to Section 8.4, or (ii) in the case of a non- U.S. Obligor, any other Tax certificate or documentation Purchaser may provide to minimize any withholding, transfer or other Taxes that may otherwise apply in a specific country.

(j)	Seller shall maintain each Accepted Guaranty and Accepted Letter of Credit as an Eligible Support Document (including, without limitation, with respect to any required renewal thereof) and, upon a default under any Purchased Receivable subject thereto, shall take all actions necessary or reasonably requested by Purchaser to properly demand payment or draw thereunder in accordance with the terms thereof (at Seller’s own cost and expense) and to remit the proceeds thereof to Purchaser in accordance with Section 2.4(a), unless such right to demand payment or draw thereunder has been assigned or transferred to, and is the direct right of, Purchaser.

(k)	Promptly upon the request of Purchaser at any time on or after a Material Obligor Default (with respect to the affected Obligor) or a Triggering Event (with respect to all Obligors), the Seller shall, at its sole cost and expense, (i) notify each guarantor under any Accepted Guaranty and each issuer of any Accepted Letter of Credit to remit all payments thereunder with respect to the Purchased Receivables directly to or at the direction of Purchaser and take all directions thereunder from Purchaser and (ii) take all actions necessary or reasonably requested by Purchaser to assign or transfer such Accepted Guaranty or Accepted Letter of Credit to Purchaser as successor beneficiary thereunder, but only if and to the extent permitted under the terms of the applicable Accepted Guaranty or Accepted Letter of Credit.

2.5	Credit Insurance. Santander may hire one or several private insurance provider(s) to underwrite and provide insurance with respect to payment defaults on some or all of the Eligible Obligors. Santander will bear the cost of the relevant policy premiums. Santander will, on a bi-annual basis beginning six months after the Closing Date, give Kyndryl at least 12 months’ notice of the cancellation or reduction of any applicable Obligor Limit with respect to any Obligor (Committed). For the avoidance of doubt, the Sellers shall not be liable for any losses related to a Purchased Receivable arising from, or due to, a Credit Risk Event that are not covered by credit insurance. Each Seller shall promptly, at the Purchaser’s expense, execute and deliver all further instruments and documents, and take all further action, and cooperate with the Purchaser in taking all further actions, reasonably requested by the Purchaser to collect, or in connection with the collection of, all amounts under any such insurance with respect to the Purchased Receivables (including as may be reasonably necessary for the Purchaser to submit, process and prosecute any claim under the related insurance policies).

2.6	Conditions Precedent to Initial Purchase. The initial purchase hereunder is subject to the condition precedent that, as applicable, on or before the Closing Date, (i) the following shall have been completed or occurred and (ii) the Purchaser shall have received the following documents and materials, each (unless otherwise indicated) dated the Closing Date, and each in form and substance satisfactory to the Purchaser:

(a)	evidence (i) of the execution and delivery by each of the parties thereto of this Agreement, the Fee Letter, the Release, and any other Transaction Document to be executed and delivered in connection herewith on or prior to the Closing Date and (ii) that the form of Specification and form of Reconciliation Report have been mutually agreed by Kyndryl and Purchaser;

(b)	the payment of all fees and expenses, as specified in the Fee Letter (defined below), required to be paid on or before the Closing Date;

(c)	executed certificates (i) from the secretary or assistant secretary of each Seller and the Parent, together with all applicable attachments, certifying as to the following: (A) attached thereto is a copy of each organizational document of such Person and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (B) set forth therein are the signature and incumbency of the officers or other authorized representatives of such Person executing the Transaction Documents; and (C) attached thereto are copies of resolutions of the board of directors (or other governing body) of such Person approving and authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents, certified as of the Closing Date as being in full force and effect without modification or amendment and (ii) from an authorized senior officer of each Seller and the Parent, certifying as to the accuracy of the representations and warranties set forth herein with respect to such Person, the solvency of such Person and other closing matters;

(d)	a good standing certificate (or equivalent) from the applicable governmental authority of the Seller’s and Parent’s jurisdiction of organization, dated a recent date prior to the Closing Date;

(e)	solely for the benefit of Purchaser (and without any copy thereof being provided to Parent, Seller or any of their Affiliates), a legal opinion of counsel to Purchaser with respect to the enforceability of this Agreement under New York Law, subject to customary assumptions, qualifications and exceptions;

(f)	the completion by the Purchaser of its due diligence investigations, including, without limitation a satisfactory review, as determined by the Purchaser, of (i) the contemplated Receivables to be sold, (ii) the Contracts and Ancillary Rights, (iii) any Accepted Guaranty, Accepted Letter of Credit or other applicable credit enhancement arrangements or credit support (from a parent company of any Obligor or any third party) supporting payment of any such Receivable, and (iv) information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

(g)	the completion of searches commercially reasonable to request and obtain and such financing statements, notices or other actions necessary to vest Purchaser with full title to the Purchased Receivables free and clear of any Adverse Claim shall have been filed or taken in each applicable jurisdiction;

(h)	to the extent not publicly available, satisfactory (i) audited financial statements of Parent and (ii) such other information reasonably related to the transactions contemplated by this Agreement and the other Transaction Documents as the Purchaser may, from time to time, reasonably request with respect to Kyndryl and any other Seller:

(i)	evidence of filing of such UCC financing statements or other filings as are required hereunder; and

(j)	no Material Adverse Change shall have occurred.

2.7	Conditions Precedent to Each Purchase. Purchaser’s obligation to effect any purchase of Receivables hereunder from a Seller shall be subject to the following conditions precedent:

(a)	the related Specification submitted by a Seller shall be correct and complete in all respects;

(b)	all Sellers are in compliance in all material respects with their obligations under this Agreement and the other Transaction Documents and with Applicable Law, and no Purchaser Termination Event exists or will occur after giving effect to such purchase;

(c)	such purchase (i) will not violate Applicable Law, including the Foreign Corrupt Practices Act, OFAC rules and regulations, or other applicable Anti-Money Laundering Laws and (ii) is not subject to any form of applicable injunctive relief;

(d)	the representations and warranties of all Sellers in Section 6.1(a) shall be true and correct in all respects immediately prior to, and after giving effect to, such purchase;

(e)	no Material Adverse Change shall have occurred;

(f)	the Purchase Termination Date shall not have occurred;

(g)	each Designated Receivable to be purchased is an Eligible Receivable;

(h)	after taking such purchase and sale into account, in no event would (A) the Outstanding Aggregate Balance exceed the Facility Limit; or (B) the Outstanding Obligor Balance of any Obligor exceed its Obligor Limit;

(i)	such financing statements, notices or other actions necessary to (A) vest Purchaser with full title to such Purchased Receivables and (B) cause the right, title and interest of the Seller in and to each Purchased Receivable (immediately prior to the sale and assignment thereof to the Purchaser) to be free and clear of any Adverse Claim (other than the right, title and interest of the Purchaser), shall have been filed or taken in each applicable jurisdiction; and

(j)	with respect to any Designated Receivable of a Specified Obligor, a copy of the applicable Accepted Guaranty or Accepted Letter of Credit, as the case may be, has been delivered to Purchaser and such Accepted Guaranty or Accepted Letter of Credit, as the case may be, is satisfactory to Purchaser in its sole reasonable discretion (including, without limitation, with respect to maturity, renewal terms and terms of assignment or transfer).

2.8	Syndication. Certain matters with respect to sales of participations by the Purchaser are addressed in the Fee Letter.

3.	Pricing & Charges.

(a)	The Purchase Price for any Designated Receivable shall be calculated in the same Eligible Funding Currency as such Designated Receivable.

(b)	All charges referred to in any Transaction Document are expressed as exclusive of all applicable Indirect Taxes. If any Indirect Taxes are chargeable by or payable to a relevant tax authority or otherwise incurred by Seller or any of its Affiliates in relation to any supplies made by Seller or any of its Affiliates to Purchaser under or in connection with any Transaction Document, including the provisioning and fulfillment of such supplies, Purchaser shall bear such Indirect Taxes and (i) the applicable Indirect Taxes shall be added to any charges payable by Purchaser to the Seller or any of its Affiliates in consideration for the relevant supply; (ii) Seller or the relevant Affiliate shall issue an invoice or other billing documentation to Purchaser that complies with Applicable Laws; and (iii) Purchaser shall pay or reimburse, as applicable, the amounts of such Indirect Taxes to Seller or the relevant Affiliate on or before the due date for satisfaction of such invoice or other billing documentation. The parties shall cooperate in accordance with Applicable Laws to minimize Indirect Taxes.

(c)	If Seller or its Affiliates are entitled to reimbursement of any costs or expenses hereunder, such reimbursement shall be for the full amount of those costs or expenses, including such part as represents Indirect Taxes save to the extent that the Seller or its Affiliates reasonably determines that one or more of them is entitled to credit or repayment in respect of such Indirect Tax from a relevant tax authority.

(d)	To the extent that Seller and Purchaser agree, acting reasonably, that no Indirect Taxes are payable by Seller or its Affiliates in relation to any supplies made by Seller or any of its Affiliates to Purchaser under or in connection with any Transaction Document and that results from an exemption relating to the Purchaser’s status, location or any other matter which the Purchaser can reasonably be expected to evidence to the Seller, Purchaser agrees to provide Seller with all necessary exemption certificates or other documentation, to the extent applicable, to evidence the non-charging of Indirect Taxes and to promptly update any such exemption certificate or documentation previously delivered pursuant to this Section 3 in the event that such certificate or documentation becomes obsolete or inaccurate in any material respect. Unless it determines, acting reasonably, that the relevant exemption has ceased to apply, Seller shall arrange for Indirect Taxes not to be charged to Purchaser under Section 3(b) above in these circumstances.

4.	Responsibility of Seller; Administrative and Collection Functions.

4.1	General. (a) Unless and until a Transition Date has occurred hereunder (solely with respect to the Purchased Receivables of the applicable Obligor in the case of a Transition Date arising as a result of a Material Obligor Default), Seller shall, or shall cause one or more of its Affiliates to, perform the administrative and collection functions in respect of the Purchased Receivables described in Sections 2.4(a), (c) and (j), Section 2.5 and in Exhibit A (such functions so described, the “Administrative and Collection Functions”), all in accordance with the standards set forth in Exhibit A. The Seller shall provide the Purchaser with prompt written notice of the occurrence of any Material Obligor Default.

4.2	Mutual Responsibilities. Both Seller and Purchaser agree that pursuant to this Agreement:

(a)	neither party grants the other the right to use its trademarks, trade names, or other designations in any promotion or publication without prior written consent;

(b)	each of Seller and Purchaser is an independent contractor, and each is responsible for the supervision, direction and control of its respective personnel and subcontractors; and

(c)	neither Seller nor Purchaser may represent or act on behalf of the other, except as otherwise provided herein or agreed to in writing.

4.3	Triggering Event Notice. Upon, or at any time after (subject to the following sentence), the earliest to occur of (a) an Insolvency Event with respect to the Seller, (b) any event of the type described in Section 11(l) shall have occurred, (c) any material breach by the Seller of its obligations hereunder that remains unremedied for five (5) Business Days in the case of Section 2.4(a)(i) or twenty (20) Business Days in any other case after the Seller has knowledge thereof or has received notice thereof in writing from Purchaser to the Seller or (d) any other event that has had a material adverse effect on the ability of the Seller to perform the Administrative and Collection Functions (the occurrence of any of the events specified in clauses (a), (b), (c) or (d), a “Triggering Event”), Purchaser may, in its sole discretion, but shall not be obligated to, deliver a notice in writing to the Seller (such notice, a “Triggering Event Notice”) declaring its intent to remove the Seller from, and take over and perform, or appoint a third party to take over and perform, the Administrative and Collection Functions. The costs of appointing a third-party to perform the Administrative and Collection Functions and any costs, fees or expenses related to such party’s performance of the Administrative and Collection Functions, to the extent that such replacement does not occur following a Purchaser Termination Event or a Triggering Event of the type described in clauses (c) or (d) above, shall be paid by the Purchaser, and otherwise shall be paid by the Seller. To be effective, a Triggering Event Notice must specify the underlying Triggering Event and such Triggering Event must be continuing as of the date that the Triggering Event Notice is delivered to Seller.

4.4	Ongoing Cooperation. On and after delivery of any Triggering Event Notice or Material Obligor Default Direct Collection Notice (with respect to the applicable Obligor), including, without limitation, on and after the Transition Date resulting therefrom, the Seller shall cooperate with the Purchaser (at the Seller’s expense) in taking any reasonable actions requested by the Purchaser in administering and enforcing the Purchased Receivables (or the Purchased Receivables of an affected Obligor, if applicable) and collecting all amounts owed by the applicable Obligor with respect to each Purchased Receivable and in transferring all Administrative and Collection Functions (with respect to all Obligors or any affected Obligor, as applicable) to the Purchaser, including (subject to its confidentiality and data privacy obligations under Applicable Law or contract) turning over all applicable books and records and providing necessary access to, or exports from, Seller Systems; provided that Seller shall use reasonable efforts to eliminate or amend any such contractual confidentiality and data privacy obligations to enable it to comply with the foregoing.

5.	Participation Agreements. The parties’ respective Affiliates will acknowledge acceptance of the terms and conditions set forth in this Agreement by entering into participation agreements (each, a “Participation Agreement”) (substantially in the form of the template annexed hereto as Exhibit B) that incorporate the terms and conditions of this Agreement and any relevant Transaction Document by reference and without modification (except as the parties may otherwise agree with respect to, and in, any such Participation Agreement). Such Participation Agreements may also contain, to the extent agreed by Kyndryl and the Purchaser, (a) any changes that are appropriate in view of Applicable Law in such countries (including, without limitation, to perfect the sales hereunder therein or with respect to Obligors in such countries or for the Purchaser to enforce its rights against applicable Obligors therein) and (b) changes to terms that are reasonably required to allow the parties to perform their obligations, and secure their rights, under this Agreement in such countries. Each of the Participation Agreements may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same agreement. The Seller Schedule sets forth certain information with respect to Kyndryl and certain other Sellers and shall be updated by Kyndryl by notice to the Purchaser upon the entry into any Participation Agreement to reflect any Seller added thereby.

6.	Representations and Warranties.

6.1	On each Purchase Date in connection with the sale of a Designated Receivable on such date (and, with respect to Sections 6.1 (c), (d), (e), (f), (g), (h) and (i) only, also on the date of this Agreement), the Seller represents and warrants to the Purchaser as follows:

(a)	Designated Receivable. As of the applicable Purchase Date, each Designated Receivable to be purchased on such Purchase Date:

(i)	is a Confirmed Receivable the Obligor of which is an Eligible Obligor;

(ii)	represents all or part of the sales price of goods and/or services that have been or will be fully delivered or fully rendered by an Eligible Seller in the ordinary course of business no later than on or prior to end of the calendar month in which such Purchase Date occurs;

(iii)	has arisen under an invoice that has been delivered by the applicable Eligible Seller to the applicable Eligible Obligor in the ordinary course of business pursuant to the terms of the related Contract on a date that is (i) no earlier than 60 days prior to such Purchase Date and (ii) no later than the Cut Off Date related to such Purchase Date;

(iv)	is a Receivable for which the payment obligation is enforceable in all respects in accordance with the terms of the related Contract and Applicable Law and Seller has not received any written notice, nor does Seller have actual knowledge, that the applicable Obligor has asserted or intends to assert any claim, set-off, defense or counterclaim with respect to such Receivable;

(v)	(i) constitutes an “account” or a “payment intangible”, and (ii) is not evidenced by “instruments” or “chattel paper” and is not a “license” or other executory contract, in each case, as defined in the UCC and (iii) does not constitute, or arise from the sale of, “as extracted collateral”, as defined in the UCC.

(vi)	is free and clear of any Adverse Claim, and, on such Purchase Date, the Purchaser will acquire a valid ownership interest in such Designated Receivable, free and clear of any Adverse Claim;

(vii)	arises under a Contract that (A) is governed by the laws of any State of the United States or the laws of the jurisdiction of organization of any Eligible Obligor or Eligible Seller and (B) does not require the applicable Obligor to consent to, or receive notice of (unless such notice shall have been given in accordance with such Contract), the transfer, sale or assignment of the Receivables arising under such Contract (except to the extent such consent is obtained or waived prior to the applicable Purchase Date);

(viii)	arises under a Contract that, together with such Receivable, complies with Applicable Law in all material respects and was originated in accordance with Applicable Law in all material respects, with respect to which no party thereto is in breach thereof in any material respect, and is in full force and effect and constitutes the legal, valid and binding obligation of the applicable Obligor enforceable against such Obligor in accordance with such Contract’s terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Applicable Laws affecting or relating to the enforcement of creditors’ rights generally, and subject to general principles of equity;

(ix)	is not subject to any Dispute and there are no actions, claims or proceedings pending (or that have been threatened in writing) between such Obligor (or any other party to such Contract) and any Seller;

(x)	is assignable under the Contract and Applicable Law by the Seller to the Purchaser hereunder;

(xi)	arises under a Contract that contains an obligation to pay a specified sum of money equal to the face amount of such Receivable on a set Payment Due Date or in installments on set Payment Due Dates, in any case, occurring at or prior to the end of the applicable Maximum Tenor with respect to the related Obligor (as determined from the original invoice date thereof);

(xii)	together with the Contract related thereto, does not contravene any agreement of the Seller in any material respect;

(xiii)	is not a Receivable (A) as to which any payment, or part thereof, has not been made on or after the original Payment Due Date for such payment if such Payment Due Date has already occurred, (B) as to which an Insolvency Event has occurred with respect to the applicable Obligor, (C) which has been identified by the Seller as uncollectible, or (D) which has been cancelled by Seller;

(xiv)	is not past due (in accordance with the terms of the original Contract and invoice);

(xv)	is a Receivable as to which neither the related Obligor nor Seller is organized or has its principal place of business, chief executive office or related billing address in any of the Restricted Jurisdictions;

(xvi)	is a Receivable with respect to which no outstanding obligation of Seller to repurchase any Receivables of the applicable Obligor under Section 9 of this Agreement exists on such Purchase Date with respect to any Designated Receivables of such Obligor previously purchased hereunder (unless a repurchase by Seller of such Purchased Receivables is being effectuated in accordance with this Agreement simultaneously with the purchase of such Receivable);

(xvii)	arises from an arm’s length sale of goods and/or services in the ordinary course of an Eligible Seller’s business that does not represent a progress billing or a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment (including in connection with the sale of any finished goods that incorporate consigned goods into such finished goods), cash-on-delivery or any other bailment, repurchase or return basis, does not relate to payments of interest and has not been invoiced more than once;

(xviii)	is denominated in any of the Eligible Funding Currencies;

(xix)	is not owing by an Obligor as to which other Purchased Receivables are then outstanding more than 60 days past their respective Payment Due Dates (as established at original invoicing) in an aggregate amount at any time for such Obligor that equals or exceeds 10% of the applicable Obligor Limit of such Obligor;

(xx)	is not a Receivable with respect to which the applicable Obligor is a private individual or an Affiliate of the Seller;

(xxi)	is a Receivable such that after giving effect to the sale thereof on such Purchase Date (A) the Outstanding Obligor Balance for the applicable Obligor did not exceed the Obligor Limit; and (B) the Outstanding Aggregate Balance did not exceed the Facility Limit;

(xxii)	if the Obligor of such Designated Receivable is a Specified Obligor, it is a direct payment obligation of such Specified Obligor that is covered by (and may be payable directly under) an Accepted Guaranty or Accepted Letter of Credit that is an Eligible Support Document and not subject to a Support Default Event;

(xxiii)	is not a Receivable with respect to which the applicable Obligor is (A) subject to an Insolvency Event or (B) a Sanctioned Person; and

(xxiv)	immediately prior to the sale hereunder, is owned, legally and beneficially, solely by Seller and Seller had not previously sold, assigned, pledged or otherwise transferred such Receivable to any other Person.

(b)	Compliance. The Seller is not in default of any of its obligations under this Agreement or any other Transaction Document in any material respect or in other respect that could cause a Material Adverse Change or have a material adverse effect on the Purchaser or its rights hereunder or under any other Transaction Document or on any Purchased Receivable.

(c)	Insolvency Event. No Insolvency Event has occurred with respect to the Seller and the Seller is solvent.

(d)	Organizational Existence and Power. The Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified to do business and is in good standing and has and holds all power and all governmental authorizations and approvals required to carry on its business in each jurisdiction in which its business is conducted, except where the failure to hold such authorization or approvals would not reasonably be expected to have a material adverse effect on the Transaction Documents and the transactions contemplated thereby.

(e)	Power and Authority; Due Authorization for Execution and Delivery. The execution and delivery by the Seller of the Transaction Documents and the performance of its obligations thereunder have been duly authorized by all necessary action on its part and have been duly executed and delivered by the Seller.

(f)	No Conflict. The execution and delivery by the Seller of the Transaction Documents, and the performance of its obligations thereunder, do not (x) contravene or violate (i) its organizational documents, (ii) any Applicable Law, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and (y) result in the creation or imposition of any Adverse Claim on the Designated Receivables, except in the case of clauses (x)(ii), (iii) and (iv) where such contravention or violation would not reasonably be expected to have a material adverse effect on the Transaction Documents and the transactions contemplated thereby.

(g)	Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by the Seller of the Transaction Documents and the performance of its obligations thereunder.

(h)	Actions, Suits. There are no actions, suits or proceedings pending, or to the Seller’s knowledge, threatened, against the Seller or any of its properties, in or before any court, arbitrator or other body, that would reasonably be expected to have a material adverse effect on the Transaction Documents and the transactions contemplated thereby. Seller is not in default with respect to any order of any court, arbitrator or governmental body, except where such default would not reasonably be expected to have a material adverse effect on the Transaction Documents and the transactions contemplated thereby.

(i)	Binding Effect. The Transaction Documents constitute the legal, valid and binding obligations of the Seller enforceable against it in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(j)	Other Information. As of the applicable Purchase Date, the related Specification, all other data, materials and information provided by the Seller to the Purchaser with respect to each Designated Receivable, each relevant Obligor and each relevant Contract is true and correct in all material respects.

(k)	Existing Financing Statements. No financing statement on file on the date of this representation, or similar filing in other jurisdictions on file on the date of this representation, showing Seller as debtor or seller, relates to or perfects any Adverse Claim that is valid and effective as of the date of this representation with respect to any of the Purchased Receivables.

THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 6.1 ARE SELLER’S AND ITS AFFILIATES’ EXCLUSIVE REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT AND REPLACE ANY OTHER REPRESENTATIONS, WARRANTIES OR CONDITIONS EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED REPRESENTATIONS, WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6.2	On the date of this Agreement and each Purchase Date in connection with the purchase of a Designated Receivable on such date, the Purchaser represents and warrants to the Seller as follows:

(a)	Organizational Existence and Power. The Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified to do business and is in good standing and has and holds all power and all governmental authorizations and approvals required to carry on its business in each jurisdiction in which its business is conducted, except where the failure to hold such authorization or approvals would not reasonably be expected to have a material adverse effect on the Transaction Documents and the transactions contemplated thereby.

(b)	Power and Authority; Due Authorization for Execution and Delivery. The execution and delivery by the Purchaser of the Transaction Documents and the performance of its obligations thereunder have been duly authorized by all necessary action on its part and have been duly executed and delivered by the Purchaser.

(c)	No Conflict. The execution and delivery by the Purchaser of the Transaction Documents, and the performance of its obligations thereunder, do not contravene or violate (i) its organizational documents, (ii) any Applicable Law, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on any Purchased Receivable, except in the case of clauses (ii), (iii) and (iv) where such contravention or violation would not reasonably be expected to have a material adverse effect on the Transaction Documents and the transactions contemplated thereby.

(d)	Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by the Purchaser of the Transaction Documents and the performance of its obligations thereunder.

(e)	Actions, Suits. There are no actions, suits or proceedings pending, or to Purchaser’s knowledge, threatened, against the Purchaser or any of its properties, in or before any court, arbitrator or other body, that would reasonably be expected to have a material adverse effect on the Transaction Documents and the transactions contemplated thereby. The Purchaser is not in default with respect to any order of any court, arbitrator or governmental body, except where such default would not reasonably be expected to have a material adverse effect on the Transaction Documents and the transactions contemplated thereby.

(f)	Binding Effect. The Transaction Documents constitute the legal, valid and binding obligations of the Purchaser enforceable against it in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 6.2 AND SECTION 9.2 (IF APPLICABLE) ARE PURCHASER’S AND ITS AFFILIATES’ EXCLUSIVE REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT AND REPLACE ANY OTHER REPRESENTATIONS, WARRANTIES OR CONDITIONS EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED REPRESENTATIONS, WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.	Nature of Transaction; No Recourse; Intent to Effect True Sale.

(a)	It is the express intent of the parties to this Agreement that the assignment and conveyance of the Purchased Receivables (together with any Accepted Guaranty or Accepted Letter of Credit with respect thereto) pursuant to this Agreement be construed as an absolute and irrevocable true sale of the Purchased Receivables by the Seller to the Purchaser and not a grant of a security interest in any Purchased Receivables by the Seller to the Purchaser to secure a debt or other obligation. Except to the extent expressly provided in Sections 9.1 and 12 or with respect to breach of any of its representations, warranties or covenants hereunder or any other Transaction Document (the “Standard Seller Provisions”), each sale and assignment of Purchased Receivables by a Seller shall be made without recourse to such Seller. No Seller will have any liability to the relevant Purchaser for the Obligor’s failure to pay any Purchased Receivable when it is due and payable under the terms applicable thereto as a result of any Purchased Receivable being uncollectable on account of a Credit Risk Event. As of the applicable Purchase Date for each Purchased Receivable, the Seller shall reflect in the Seller’s internal records that the Purchased Receivable (and any related Accepted Guaranty or Accepted Letter of Credit) has been sold and assigned to the Purchaser in accordance with the terms hereof. The Seller hereby authorizes the Purchaser to file such financing statements, notices or other documents with respect to the Purchased Receivables and related property in connection with this Agreement in such jurisdictions as the Purchaser shall determine are necessary or desirable for the purpose of evidencing the interests of the Purchaser in, or realizing the benefits of, any Purchased Receivable.

(b)	Solely in the event that, contrary to the mutual intent of the parties, a court of competent jurisdiction determines that the transactions contemplated hereby constitute a loan rather than a purchase and sale, (i) the Seller shall, effective as of the date hereof, be deemed to have granted to the Purchaser (and the Seller does hereby grant to the Purchaser) a security interest in and to any and all present and future Purchased Receivables (and all Accepted Guaranties and Accepted Letters of Credit with respect thereto) and the proceeds thereof, collectively, to secure all of the obligations of the Seller under this Agreement and the other Transaction Documents, including all amounts due or to become due hereunder or thereunder from the Seller, including but not limited to the amount of all Purchased Receivables; (ii) such loan shall be deemed to have been made without recourse for repayment to Seller, and Seller shall have no liability to the Purchaser for the repayment of such loan, except to the extent explicitly described in this Agreement; and (iii) this Agreement shall be deemed to be a security agreement. The grant of this security interest is solely a supplemental protection to the Purchaser and is not meant to negate or affect in any way the intended sale of the Purchased Receivables by the Seller to the Purchaser. The parties acknowledge and agree that under the UCC the term “security interest” includes any interest of a buyer of accounts or payment intangibles such as the Purchased Receivables and that the term “security agreement” means “an agreement that creates or provides for a security interest”.

8.	Covenants.

8.1	Seller Affirmative Covenants. So long as any Purchased Receivable remains outstanding, the Sellers shall:

(a)	take all required action to vest full title to the Purchased Receivables and the proceeds thereof purchased hereunder in the Purchaser, free and clear of any Adverse Claim, and defend the right, title and interest of the Purchaser in any of the foregoing property, against all claims of third parties claiming through or under the Seller, and upon the written request of the Purchaser, the Seller, at its sole expense, shall promptly and duly execute and deliver all such further instruments and documents and take such further action as the Purchaser may reasonably request for the purpose of obtaining the full benefits of this Agreement and the Purchased Receivables and of the rights and powers herein and therein granted;

(b)	hold the Purchaser harmless from Taxes imposed upon and payable by the Seller (other than Indirect Taxes described in Section 3(b)), with such indemnity to extend to any loss, damage or expense incurred by the Purchaser as a result of Tax liens for Taxes payable by the Seller or any other Adverse Claim being placed on Purchased Receivables;

(c)	notify the Purchaser in writing of any of the following promptly upon learning of the occurrence thereof (or, with respect to clause (v), within thirty (30) days of the Seller having knowledge thereof), describing the same and, if applicable, the steps being taken with respect thereto: (i) the occurrence of any Insolvency Event with respect to the Seller or an Obligor, (ii) the occurrence of any other Credit Risk Event, (iii) the occurrence of any Dispute, (iv) the occurrence of any Material Obligor Default or Support Default Event and (v) non-payment by an Obligor of a material amount owing under any Receivables other than Purchased Receivables due to a Credit Risk Event;

(d)	notify the Purchaser in writing of any Change of Control;

(e)	(i) not amend, restate, waive or otherwise modify any Accepted Guaranty or Accepted Letter of Credit without the prior written consent of Purchaser, (ii) ensure that there is no termination of any Accepted Guaranty or Accepted Letter of Credit without the prior written consent of Purchaser, (iii) if Seller or any Affiliate receives a notice of termination or non-renewal with respect to any Accepted Guaranty or Accepted Letter of Credit or there is any failure (or with the giving of notice or lapse of time or both there will be a failure) to comply with any of the foregoing clauses (i) through (iii), notify Purchaser at least 30 days prior thereto (or as soon as reasonably practicable if such 30-day advance notice is not possible) and provide the Purchaser with a copy of any notice or writing providing notice of or effectuating any of the foregoing;

(f)	upon Purchaser’s reasonable request, from time to time, Seller shall promptly, and in any event within fifteen (15) Business Days of such request, provide the Purchaser with true and correct copies (which may be in either physical or electronic format) of (i) any Contract, invoice or purchase order and all billings and statements directed to an Obligor or otherwise related to any Purchased Receivable, and (ii) all Contracts, any Obligor’s (or their related guarantors or credit support providers) financial statements and balance sheet (including, without limitation, annual and quarterly consolidated financial statements and balance sheet of Parent) and such other information with respect to the Parent and Sellers as Purchaser shall reasonably request (in each case to the extent not publicly available); provided Seller shall have no obligation to provide any documentation or information that would violate any of its obligations of confidentiality under Applicable Law or contract; provided that Seller shall reasonably request such documentation and information contemplated by this Section 8.1(f) to the extent it does not have the contractual right to obtain such documentation and information; and

(g)	comply in all material respect with Applicable Laws in connection with its performance of this Agreement and the other Transaction Documents.

8.2	Seller Negative Covenants. So long as any Purchased Receivable remains outstanding, the Seller shall not:

(a)	(i) extend, amend or otherwise modify any of the terms of any Purchased Receivable in any material respect or make any material forbearances or waivers with respect thereto, including with respect to the maturity or Payment Due Date thereof, (ii) grant any Dilution with respect to any Purchased Receivable (unless a payment is made to the Purchaser for such Dilution in accordance with this Agreement), or (iii) cancel, rescind, amend, waive or otherwise modify or change any Contract related to such Purchased Receivable in any manner relevant to the eligibility of such Purchased Receivable for purchase hereunder or that would adversely affect the value, validity, enforceability or collectability of the related Purchased Receivable, in each case, without the prior written consent of Purchaser, such consent not to be unreasonably withheld, conditioned or delayed;

(b)	sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon or with respect to, any Purchased Receivable or the proceeds thereof or any Contract under which any Purchased Receivable arises, or assign any right to receive income with respect thereto, except for the interest of the Purchaser;

(c)	change its name, identity, form of organization or jurisdiction of organization unless it shall have (i) given the Purchaser at least thirty (30) days’ prior written notice thereof and (ii) delivered to the Purchaser all financing statements, notices, instruments and other documents reasonably requested by the Purchaser in connection with such change or relocation; or

(d)	change the jurisdiction in which it is domiciled without the prior written consent of Purchaser.

8.3	Non-Solicit; No Hire. During the period commencing on the date hereof and ending on the twelve-month anniversary of the termination of this Agreement in accordance with its terms, Purchaser shall not, directly or indirectly, solicit for employment or hire (as an employee, consultant or otherwise) any employee of Seller with whom Purchaser had contact in connection with the transactions contemplated hereby (in each case, so long as such person is employed by Seller and for a period of twelve months thereafter); provided, that such hire restriction shall only apply to the extent necessary to enable Seller to fully perform under this Agreement; provided further that if any such person responds to any general public advertisement placed or general solicitation undertaken by Purchaser, such advertisement or general solicitation shall not itself constitute a breach by Purchaser of this Section 8.3.

8.4	Tax Certificates. Seller and Purchaser agree to (a) provide, and to cause their respective Affiliates to provide, promptly upon request after the date hereof, a duly completed and executed IRS Form W-9, W-8BEN-E or W-8ECI (as applicable) for Seller or Purchaser or their respective Affiliates and, subject to Applicable Law, such other Tax certificates reasonably necessary for payments to be made under this Agreement without or at a reduced rate of withholding Tax (so long as the completion, execution or delivery of such certificate would not materially prejudice the legal or commercial position of the party otherwise required to provide the certificate), and (b) in the event that such forms or certificates previously delivered become obsolete or inaccurate in any respect, promptly update such forms or certificates or promptly notify the other party in writing of its legal inability to do so.

8.5	No Partnership for Tax Purposes. The parties hereto acknowledge and agree that for all Tax and all other purposes, (a) nothing in the Transaction Documents creates or is intended to create a partnership, joint venture, agency or other relationship between Seller and Purchaser, except for the contractual relationship established thereby, and (b) the parties hereto shall (and shall cause each of their respective Affiliates to) treat and report all transactions and payments in respect of the Transaction Documents in a manner that is consistent with the foregoing.

8.6	Purchaser Affirmative Covenants. Purchaser shall:

(a)	cooperate with the Seller in the Seller’s satisfaction of the condition in Section 2.7(i) prior to each relevant purchase of Receivables hereunder; and

(b)	comply in all material respect with Applicable Laws in connection with its performance of this Agreement and the other Transaction Documents.

9.	Repurchase Events.

9.1	If:

(a)	any representations or warranty made or deemed made by the Seller with respect to any Purchased Receivable is not true on any date as of which it is made or deemed made;

(b)	Seller shall fail to fully deliver all goods or shall fail to fully perform all services giving rise to any Purchased Receivable on or prior to the end of the calendar month in which the applicable Purchase Date for such Purchased Receivable occurs or the applicable Obligor shall fail to accept such goods or services (for any reason or no reason) by such date;

(c)	any Dispute or Adverse Claim shall occur or otherwise exist with respect to a Purchased Receivable;

(d)	any Seller does not provide the Purchaser with the documentation and information described in Section 8.1(f) when required to do so pursuant to this Agreement and such failure remains unremedied fifteen (15) Business Days after Seller’s knowledge thereof or the Seller receives notice thereof in writing from Purchaser;

(e)	any Purchased Receivable was not an Eligible Receivable on its Purchase Date, or

(f)	the related Obligor is a Specified Obligor and any of the following events occurs (excluding, however, any such event that occurs as a result of or in connection with an Insolvency Event or other Credit Risk Event with respect to the applicable guarantor or letter of credit issuer): (i) a Support Default Event with respect to the related Accepted Guaranty or Accepted Letter of Credit, as the case may be, as result of the failure by Seller to comply with Section 2.4(j), Section 2.4(k) or Section 8.1(e) with respect thereto, (ii) the Accepted Guaranty or Accepted Letter of Credit expired or terminated prior to the Payment Due Date of the applicable Purchased Receivable and such Accepted Guaranty or Accepted Letter of Credit was not renewed, or (iii) the Accepted Guaranty or Accepted Letter of Credit is not assigned or transferred to Purchaser as successor beneficiary thereunder pursuant to Section 2.4(k) upon request of Purchaser (as permitted thereunder) because the foregoing was not permitted under the terms of the applicable Accepted Guaranty or Accepted Letter of Credit,

(each of clauses (a) through (f) above, a “Repurchase Event”); then, in each case, the Purchaser may, in its sole discretion, require the Seller to repurchase such Purchased Receivable by notice in writing to Seller; provided, without limiting the Seller’s rights under Section 12, if Purchaser does so exercise such right and Seller fully complies with its obligations in relation thereto, Purchaser shall have no other remedies under the Transaction Documents arising solely from, or relating solely to, such Repurchase Event other than with respect to Receivables that were not Confirmed Receivables. By the earlier of three (3) Business Days of its receipt of such notice or the first Payment Due Date after its receipt of such notice, the Seller shall repurchase such Purchased Receivable(s) by paying to the Purchaser in immediately available funds an amount equal to: (A) if and to the extent Purchaser remitted the Purchase Price of such Purchased Receivable(s) to, or as directed by, the relevant Seller, the face amount of such Purchased Receivable(s) described in the applicable Specification (net of any Dilution that was applied to any such Purchased Receivable on or prior to the Purchase Date therefor), net of (B) all payments, receipts or recoveries actually received by Purchaser with respect to a reduction of the face amount of any such Purchased Receivable.

In the event that any Purchased Receivable is the subject of any Dilution, the Seller shall pay to the Purchaser the amount by which the outstanding balance of such Purchased Receivable was reduced by such Dilution for such Purchased Receivable.

Notwithstanding anything to the contrary in this Section 9.1, no amount shall be payable by the Seller to the Purchaser pursuant to this Section 9.1 with respect to any Purchased Receivable because it was not paid in full on its maturity or Payment Due Date to the extent such failure to pay results from (i) an Insolvency Event of the applicable Obligor or any related guarantor, letter of credit issuer or other support provider (whether under an Accepted Guaranty, Accepted Letter of Credit or other credit support) or (ii) the lack of creditworthiness or other financial default or inability of such Obligor or related guarantor, letter of credit issuer or other support provider (whether under an Accepted Guaranty, Accepted Letter of Credit or other credit support) to pay such Purchased Receivable (each of clauses (i) and (ii), a “Credit Risk Event”).

9.2	Upon the occurrence of any repurchase as provided in this Section 9 (including the receipt of the applicable repurchase price by the Purchaser in accordance with Section 9.1), the Purchaser shall automatically and without any further action be deemed to transfer, assign, set over and otherwise release and convey to Seller, without recourse, representation or warranty (other than that the applicable Purchased Receivables are free and clear of any Adverse Claim created by or through the Purchaser), all the right, title and interest of Purchaser in and to the applicable Purchased Receivables. On receipt of the applicable repurchase price, the Purchaser shall upon request (at the cost and expense of the Seller) execute such documents as may be necessary (and requested by the Seller) to re-assign, without recourse, representation or warranty except as provided above, and at no further cost to the Purchaser, the applicable Purchased Receivable to the Seller.

10.	Payments.

10.1	Any amount payable by any party hereunder or under any other Transaction Document that remains unpaid for any reason after the date that such amount is due shall (except as otherwise expressly set forth herein or therein) bear interest during the period from (and including) the first day after the due date thereof to (but not including) the date payment is received at a rate per annum equal to the sum of (i) the Applicable Rate related to such payment or, if there is no Applicable Rate related to such Payment, LIBORUSD as determined under Schedule 4-A (or the replacement benchmark therefor as determined under Schedule 4-A or Schedule 4-B), plus (ii) 2.00% per annum, computed on the basis of a 360-day year, and for actual days elapsed, which amounts shall be payable on demand and, if no prior demand is made, on the last Business Day of each calendar month.

10.2	All amounts payable pursuant to or in connection with any Transaction Document shall be paid in full, free and clear of all deductions, set-off or withholdings whatsoever except only as expressly set forth herein or as may be required by Applicable Law, provided that, at the request of the paying party, the recipient party shall take reasonable steps to avoid or reduce the need for any such deduction or withholding required by Applicable Law. If any Taxes are required by Applicable Law to be deducted or withheld from any such payment, then: (A) in the case where a Seller is required to deduct or withhold such Taxes, (1) the applicable Seller shall timely pay such Taxes to the applicable taxing authority and (2) only upon reasonable and justified request from Purchaser, Seller shall send copy of the receipt evidencing such Tax payment, within 30 days of such request; (B) in the case where Purchaser is required to deduct or withhold such Taxes, (1) Purchaser shall timely pay such Taxes to the applicable taxing authority and (2) Purchaser shall send copy of the receipt evidencing such Tax payment, within 30 days of the payment date, to and as directed by the Seller; and (C) in either case (A) or in the case where an Obligor makes a payment to the Seller and is required to deduct such Taxes, the Seller shall pay additional amounts to Purchaser such that, after the required deductions or withholdings have been made, the Purchaser shall receive an aggregate net sum equal to the sum it would have received had no deduction or withholding been made. No additional amounts shall be payable pursuant to this Section 10.2 in respect of Taxes that are (i) imposed upon Purchaser with respect to its net income under the laws of the jurisdiction in which Purchaser is organized or in which Purchaser or Seller operates or (ii) attributable to Purchaser’s failure to comply with Section 8.4 (any such Taxes described in the foregoing clauses (i) or (ii), “Excluded Taxes”). Seller shall pay and indemnify and hold Purchaser harmless from and against, any Taxes imposed with respect to the transactions contemplated by the Transaction Documents (other than Excluded Taxes and Indirect Taxes).

10.3	Unless specified otherwise in a Participation Agreement, amounts payable under any Purchased Receivables will be paid in the same Eligible Funding Currency in which such Purchased Receivable is denominated. Unless provided otherwise in this Agreement, all payments to be made by the Seller or Purchaser hereunder shall be made in immediately available funds and shall be paid on the date such amount is due by not later than 11:00 a.m. (New York City time) to the account of the recipient party notified to the paying party from time to time. The amounts of all indemnities, expenses and fees payable hereunder or under any other Transaction Document, or the amount of any contract money damages, shall be paid in USD. Any amounts that would fall due for payment on a day other than a Business Day shall be payable on the succeeding Business Day. All amounts payable by the Purchaser to the Seller pursuant to or in connection with any Transaction Document, including the Purchase Price of each Purchased Receivable, shall be remitted on the date such amount is due to the applicable Seller Account. All amounts payable by the Seller to the Purchaser pursuant to or in connection with any Transaction Document shall be remitted on the date such amount is due to the Purchaser Account.

10.4	Prior to an Obligor’s default under a Contract, all payments received from or on behalf of an Obligor shall be applied to the outstanding amounts then due from such Obligor as the Obligor directs. Subsequent to such a default, or if the Obligor does not provide any such direction, any such payments shall be ratably allocated between Persons owed such outstanding amounts in accordance with their respective interests therein. In the event that either party receives any payment that is due to the other, it shall promptly remit such payment to such other party pursuant to and in the manner set forth in Section 2.4.

11.	Termination Events

11.1	If any of the following events (each, a “Purchaser Termination Event”) shall occur:

(a)	Seller shall fail to make any payment or remittance of any material amounts hereunder or under any other Transaction Document as and when due or payable, and such failure shall remain unremedied for five (5) Business Days after notice thereof in writing from Purchaser to Seller;

(b)	any representation or warranty made or deemed to be made by Seller under or in connection with this Agreement or any Transaction Document shall prove to have been untrue in any material respect when made or deemed to be made and such misrepresentation, solely to the extent capable of cure, shall remain unremedied for twenty (20) Business Days after knowledge thereof or notice thereof in writing from Purchaser to Seller; provided that such grace period shall be extended for an additional ten (10) Business Days if the Seller has provided the Purchaser a remediation plan that is acceptable to the Purchaser and the Seller is diligently pursuing such plan in order to cure such breach during such period;

(c)	Seller shall fail to perform or observe any material term, covenant or agreement (other than those directly addressed under the foregoing clause (a) and clause (d) below) as and when required hereunder or under any other Transaction Document and such failure, solely to the extent capable of cure, shall remain unremedied for twenty (20) Business Days after knowledge thereof or notice thereof in writing from Purchaser to Seller; provided that such grace period shall be extended for an additional ten (10) Business Days if the Seller has provided the Purchaser a remediation plan that is acceptable to the Purchaser and the Seller is diligently pursuing such plan in order to cure such breach during such period;

(d)	Purchaser believes, acting in good faith based on credible information, that a breach of Section 13.13 by Seller has occurred or is reasonably likely to occur and a plan for addressing such breach or potential breach reasonably acceptable to Purchaser has not been provided by Seller within 30 days after notice in writing from Purchaser to Seller;

(e)	an Insolvency Event shall have occurred with respect to IBM (prior to the Spin-Off Date), Parent, Kyndryl or any other Seller;

(f)	IBM (prior to the Spin-Off Date), Parent, Kyndryl or any other Seller shall default in the payment of any principal or interest when and as the same shall become due and payable (after the expiration of any applicable grace period) in respect of any indebtedness of such Person in an aggregate principal amount equal to or greater than $250,000,000 (but regardless of the amount past due under such indebtedness);

(g)	one or more judgments for the payment of money which are due and payable in an aggregate amount equal to or greater than $250,000,000 (exclusive of any amount thereof covered by insurance so long as such coverage is not being disputed) shall be rendered by a court of competent jurisdiction against IBM (prior to the Spin-Off Date), Parent, Kyndryl or any other Seller and the same shall remain undischarged for a period of 60 days during which execution shall not be effectively stayed (for this purpose, a judgment shall effectively be stayed during a period when it is not yet due and payable), or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of IBM (prior to the Spin-Off Date), Parent, Kyndryl or any other Seller to enforce any such judgment;

(h)	this Agreement, any Participation Agreement, any Fee Letter or any IBM Guaranty (but solely if delivered hereunder prior to the Spin-Off Date and only from such time of delivery through the Spin-Off Date) shall cease to be the valid and binding obligation enforceable against each Person listed as a party thereto, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Applicable Laws affecting or relating to the enforcement of creditors’ rights generally, and subject to general principles of equity and such failure, solely to the extent capable of cure, shall remain unremedied for five (5) Business Days after knowledge thereof or notice thereof in writing from Purchaser to Seller; provided that if a Participation Agreement shall give rise to Purchaser Termination Event under this Section 11.1(h), Purchaser shall only be entitled to exercise its remedies under this Section 11.1 with respect to such Participation Agreement; provided, further, however (for the avoidance of doubt), the foregoing does not limit or modify the rights of the Purchaser against Parent arising therefrom pursuant to Section 13.19 and the guaranty by Parent under such section shall apply with equal force and effect to the obligations arising under any such Participation Agreement, whether or not it is enforceable against the applicable Seller;

(i)	Parent ceases to (A) own, directly or indirectly, free and clear of any Adverse Claim and on a fully diluted basis, a majority of the Capital Stock or equivalent equity interests of Kyndryl or any other Seller or (B) Control Kyndryl or any other Seller (in each case, a “Change of Control”);

(j)	the Purchaser fails at any time to have a valid and perfected first priority ownership interest or first priority security interest in all the Purchased Receivables free and clear of any Adverse Claim, unless such failure was solely caused by a release of (including the failure to file a continuation statement for) a financing statement, or similar filing outside the United States, by the Purchaser;

(k)	any of the Performance Triggers occurs;

(l)	(i) on the Spin-Off Date, the long-term unsecured indebtedness credit rating of Parent is not at least BBB or Baa2, as applicable, by either S&P or Moody’s, (ii) at any time after the Spin-Off Date, the long-term unsecured indebtedness credit rating of Parent is not at least BBB- or Baa3, as applicable, by either S&P or Moody’s, or (ii) at any time, the Parent at such time has no long-term unsecured indebtedness credit rating by either S&P or Moody’s;

(m)	Parent repudiates, denies, disaffirms or purports to terminate the guaranty provided by it pursuant to Section 13.19;

(n)	If IBM has delivered an IBM Guaranty prior to the Spin-Off Date, IBM repudiates or denies, disaffirms or purports to terminate such IBM Guaranty or any of the obligations of IBM pursuant to the IBM Guaranty prior to the Spin-Off Date;

(o)	the Spin-Off Date does not occur prior to December 31, 2021; or

(p)	the Spin-Off Date does not occur on or prior to November 4, 2021 and IBM has not promptly delivered an IBM Guaranty to Purchaser by no later than November 8, 2021;

then, unless waived in writing by the Purchaser, in any such event, the Purchaser will be entitled to stop purchasing new Receivables and the Facility may go into amortization, at the Purchaser’s sole discretion (provided in the case of the occurrence of Section 11.1(e) above the stoppage of purchasing, amortization and all other rights shall commence automatically, without any further action. In addition, upon any such occurrence, the Purchaser shall have, in addition to the rights and remedies which they may have under this Agreement and the other Transaction Documents, all other rights and remedies provided after default under the UCC and under other Applicable Law, which rights and remedies shall be cumulative.

11.2	If any of the following events (each, a “Seller Termination Event”) shall occur:

(a)	Purchaser shall fail to make any payment or remittance of any material amounts hereunder or under any other Transaction Document as and when due or payable, and such failure shall remain unremedied for five (5) Business Days after notice thereof in writing from Seller to Purchaser;

(b)	any representation or warranty made or deemed to be made by Purchaser under or in connection with this Agreement or any Transaction Document shall prove to have been untrue in any material respect when made or deemed to be made and such misrepresentation, solely to the extent capable of cure, shall remain unremedied for twenty (20) Business Days after knowledge thereof or notice thereof in writing from Seller to Purchaser; provided that such grace period shall be extended for an additional ten (10) Business Days if Purchaser has provided Seller a remediation plan that is acceptable to Seller and Purchaser is diligently pursuing such plan in order to cure such breach during such period;

(c)	Purchaser shall fail to perform or observe any material term, covenant or agreement (other than those directly addressed under the foregoing clause (a) and clause (d) below) as and when required hereunder or under any other Transaction Document and such failure, solely to the extent capable of cure, shall remain unremedied for twenty (20) Business Days after knowledge thereof or notice thereof in writing from Seller to Purchaser; provided that such grace period shall be extended for an additional ten (10) Business Days if Purchaser has provided Seller a remediation plan that is acceptable to Seller and Purchaser is diligently pursuing such plan in order to cure such breach during such period;

(d)	Seller believes, acting in good faith based on credible information, that a breach of Section 13.13 by Purchaser has occurred or is reasonably likely to occur and a plan for addressing such breach or potential breach reasonably acceptable to Seller has not been provided by Purchaser within 30 days after notice in writing from Seller to Purchaser; or

(e)	Purchaser shall fail in any material respect to act in a commercially reasonable manner in approving or not approving modifications or amendments to any Obligor Limit reasonably requested by the Seller or approving the Obligor Limit with respect to additional Eligible Obligors reasonably requested by the Seller to be added to the Obligor Schedule from time to time (for the avoidance of doubt, and among other things, any disapproval due to (i) the non-acceptance from a credit insurer with respect to such Obligor or Obligor Limit, for whatever reason or (ii) Santander’s credit risk standards or other internal policies, for whatever reason, is commercially reasonable); and such failure shall remain unremedied for twenty (20) Business Days after notice thereof in writing from Seller to Purchaser;

then, unless waived in writing by the Seller, in any such event, Seller will be entitled to permanently terminate, in full, the Purchaser’s agreement to provide the Facility and permanently reduce the Purchaser’s Facility Limit to zero, at the Seller’s sole discretion.

12.	Indemnity; Costs and Expenses

12.1	Indemnities by Seller. Without limiting any other rights that the Purchaser or the other Purchaser Indemnified Parties may have hereunder or under Applicable Law, Seller hereby agrees to indemnify and hold harmless each Purchaser and its respective assigns, participants, officers, directors, employees and agents (each of the foregoing Persons being individually called a “Purchaser Indemnified Party”), upon demand, from and against any and all losses, liabilities, claims, damages, judgments, taxes and related costs and expenses, (including attorneys’ fees incurred by the Purchaser) (all of the foregoing being collectively called “Indemnified Amounts”) awarded against or incurred by any of them arising out of, related to or resulting from:

(a)	any breach of any representation or warranty made by a Seller under this Agreement or any other Transaction Document;

(b)	the failure of Seller to perform its duties, covenants or obligations in accordance with the provisions hereof or of the Transaction Documents;

(c)	the commingling of any collections of, or other amounts or items received with respect to, the Purchased Receivables at any time with other funds or any set-off, intercreditor, conflicting Adverse Claims (or other interests) or similar issues with respect to any Purchased Receivables, Contracts, Ancillary Rights, related bank, deposit or securities accounts, or proceeds of any of the foregoing; or

(d)	any investigation, litigation, proceeding (actual or threatened), claim or dispute arising out of, related to or resulting from (i) this Agreement or any other Transaction Document or the use of proceeds of any purchase hereunder or (ii) any Dispute or other Obligor or third party claim with respect to any Purchased Receivables, Contracts or Ancillary Rights (not arising in connection with a Credit Risk Event);

excluding, however, Indemnified Amounts to the extent resulting from (i) breach of a covenant or undertaking in any Transaction Document, gross negligence, bad faith or willful misconduct on the part of any Purchaser Indemnified Party or (ii) any Credit Risk Event. If for any reason the indemnification provided above is unavailable to a Purchaser Indemnified Party or is insufficient to hold such Purchaser Indemnified Party harmless, then Kyndryl shall contribute to the amount paid or payable by such Purchaser Indemnified Party to the maximum extent permitted under Applicable Law. Notwithstanding anything to the contrary herein, Seller will not, under any circumstances, be liable for (i) special, incidental, exemplary, indirect, punitive or economic consequential damages, or lost profits, business, revenue, goodwill or anticipated savings, or (ii) loss of, or damage to, data, in each case of clause (i) and (ii), (x) regardless of whether any person shall have been advised of the possibility thereof or of the form of action in which such damages or losses may be claimed, and (y) except to the extent otherwise indemnifiable hereunder and which the indemnified party is obligated to pay to a third party. For purposes of this Agreement (including this Section 12.1), reasonable attorneys’ fees incurred by any party entitled to indemnification hereunder shall be deemed to constitute direct damages. Notwithstanding anything to the contrary herein, in no event shall Purchaser be permitted to seek, or be entitled to, indemnification pursuant to this Section 12.1 in respect of the value of a Purchased Receivable that has been repurchased in accordance with Section 9.1 unless such Receivable was not a Confirmed Receivable. Notwithstanding anything to the contrary herein, the entire aggregate liability of Kyndryl and its Affiliates for all claims under the Transaction Documents related to Seller’s performance of the Administrative and Collection Functions and any breach of any representation or warranty made by Seller under this Agreement or any other Transaction Document shall not exceed $500,000,000; provided that this limitation shall not apply to any Indemnified Amounts, other claims or other liability arising out of, related to or resulting from Section 9.1.

12.2	Costs and Expenses. Kyndryl shall pay all costs and expenses as set forth in the Fee Letter. Except as otherwise expressly provided herein or in the Fee Letter, each party shall be responsible for the costs and expenses incurred by it in the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

13.	Miscellaneous

13.1	Any party may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Transaction Document by or through any one or more agents appointed by such party, including any Affiliate thereof; provided that no such appointment of an agent shall relieve the principal of responsibility and liability for the performance of its obligations under this Agreement or any other Transaction Document.

13.2	All communications or notices required under this Agreement shall be in writing (which may be by facsimile or electronic mail), shall be deemed to have been given and received (i) when delivered personally to the recipient, (ii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) on the date received if before 5:00 p.m. local time after being sent to the recipient by facsimile transmission or electronic mail, or, if after 5:00 p.m. local time, the next Business Day or (iv) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient (until such party advises the others in writing of a change in such party’s address), at the addresses set forth in Schedule 1.

13.3	All representations, warranties, covenants (including Administrative and Collection Function matters) made in this Agreement shall continue in full force and effect so long as any Purchased Receivable remains outstanding. All data privacy, confidentiality, repurchase and indemnity obligations contained in this Agreement shall survive and remain in full force and effect notwithstanding the termination of this Agreement.

13.4	The Transaction Documents constitute the entire agreement among the parties to this Agreement and supersede any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

13.5	The provisions of this Agreement shall inure to the benefit of and be binding upon any successor to, or permitted assignee of, any of the parties hereto. No party to this Agreement may assign any of its rights or obligations hereunder without the prior written consent of each other party to the Agreement, subject to Section 8.2(b), such consent not to be unreasonably withheld, conditioned or delayed; provided that the Purchaser may (a) assign or sell participations at any time, without the prior written consent of Kyndryl, and any such participant shall be an express third-party beneficiary of this agreement and (b) sell, assign or otherwise transfer any Purchased Receivable or rights with respect thereto in connection with any collection or claim under any insurance policy (either directly or through the doctrine of subrogation); provided, however, in the event that Purchaser assigns or sells any participations, (i) Purchaser’s obligations under this Agreement shall remain unchanged and in full force and effect, (ii) Purchaser shall remain solely responsible to Seller for the performance of Purchaser’s obligations hereunder and (iii) Seller shall continue to deal solely and directly with Purchaser in connection with Seller’s and Purchaser’s rights and obligations under this Agreement, except for any specific elevation rights expressly agreed to between the Purchaser and a participant (with Kyndryl’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed) under the related participation agreement or other instrument. Any agreement or instrument pursuant to which Purchaser assigns or sells a participation shall provide that Purchaser shall retain the sole right to (a) enforce this Agreement or the other Transaction Documents, except in connection with the exercise of elevation rights as and if provided above and (b) other than with respect to specific matters expressly agreed to between the Purchaser and a participant (with Kyndryl’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed) under the related participation agreement or other instrument, to approve any amendment, modification or waiver of any provision of this Agreement or to require Purchaser to take or omit to take any action hereunder. The Purchaser may at any time pledge or assign a security interest in all or any portion of its rights under the Transaction Documents to secure obligations of the Purchaser or make any assignment or pledge to a national, reserve or money center bank; provided that no such pledge or assignment shall release the Purchaser from any of its obligations hereunder or substitute any such pledge or assignee for the Purchaser as a party hereto. Notwithstanding this Section 13.5 or any other provision of this Agreement to the contrary:

(a)	the Purchaser shall not sell, assign, pledge or otherwise transfer Receivables to (i) any party domiciled in Russia or Libya; (ii) any party that is domiciled in a country subject to a comprehensive economic sanctions regime administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) (which currently includes Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine); or (iii) any party that is otherwise subject to economic sanctions administered by OFAC; and

(b)	in the event that the Purchaser sells, assigns, pledges or otherwise transfers Receivables to any other party, the Purchaser will give Seller written notice of such transaction and the identity of such party.

13.6	For three (3) years following the date of disclosure, each party (i) agrees to hold in confidence this Agreement, the Transaction Documents, the transactions contemplated thereby, the Contracts and all other non-public information received by it in connection therewith from any other party hereto or its agents or representatives and (ii) agrees not to provide any Person with copies of this Agreement or such non-public information; provided that this Agreement may be disclosed, and the receiving party may disclose any information received in connection with the transactions contemplated by the Transaction Documents relating to the providing party or Purchased Receivables, in each case, (a) pursuant to any law, rule or regulation or direction, request or order of any judicial, administrative or regulatory authority, or in connection with any legal proceedings, (b) to any actual or prospective assignee or participant, and (c) to any Affiliate, insurance brokers, credit insurers, director, employee, agent, representative, auditor or counsel of such party or of any of the foregoing, it being understood that the Persons to whom such disclosure is made pursuant to clauses (a), (b) and (c) above will be informed of the confidential nature of such information and instructed to keep such information confidential, except in the case of any public disclosure of this Agreement pursuant to clause (a) above.

13.7	All public announcements relating to this Agreement, the Transaction Documents and the transactions contemplated thereby shall be made only after reasonable consultation and agreement between the parties. Notwithstanding the foregoing, each party shall have the right, in its sole discretion, without consent of the other party, to make such public announcements as may be required pursuant to any law, rule or regulation or direction, request or order of any judicial, administrative or regulatory authority, or in connection with any legal proceedings.

13.8	This Agreement may be signed in one or more counterparts, each of which shall be considered an original, but all of which shall be considered one and the same agreement. This Agreement, each Participation Agreement, and any amendment hereof or thereof may be manually or electronically signed and transmitted by email or other means of electronic communication or by an internet based e-signature platform selected by the Purchaser or its Affiliates. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission (including PDF) shall be as effective as delivery of a manually executed counterpart. The words “execution,” “signed,” “signature,” and words of like import in this Agreement, each Participation Agreement, and any amendment hereof or thereof shall be deemed to include electronic signatures and the keeping of records in electronic form. Manual or electronic signatures appearing on electronically transmitted documents will be treated as original signatures for all purposes under applicable law (including admission into evidence in any legal proceeding), including, without limitation, the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, any similar state laws based on the Uniform Electronic Transactions Act, and any similar laws of any other applicable jurisdiction if an Affiliate of any of the Seller or the Purchaser is located outside of the United States, and the parties hereto waive any objection to the contrary.

The unenforceability for any reason of any provision of this Agreement or any other document shall not impair or limit the operation or validity of any other provision of this Agreement or any other agreements now or hereafter existing among the Purchaser and the Seller. No delay on the part of a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power, or privilege hereunder preclude other or further exercises hereof or the exercise of any other right, power or privilege.

13.9	Subject to any provisions in any Participation Agreement providing for the application of different laws, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

13.10	Any suit, proceeding or other action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or any other Transaction Document shall be brought exclusively in the U.S. District Court for the Southern District of New York, or, if there is no federal jurisdiction, exclusively in the New York State Courts located in the Borough of Manhattan, City of New York, State of New York; provided any suit seeking enforcement against any Receivables or other property may be brought, at the Purchaser’s option, in the courts of any jurisdiction where such Receivables or other property may be found. The parties hereby expressly and irrevocably submit to the in personam jurisdiction of the courts of the State of New York sitting in New York County, New York and of the United States district court for the Southern District of New York for the purpose of any such litigation. The parties further irrevocably consent to the service of process by registered mail, postage prepaid, to their respective addresses specified herein or by personal service within or without the State of New York. The parties expressly and irrevocably waive, to the fullest extent permitted by Applicable Law, any objection which either party may now or hereafter have to service of process in any jurisdiction, the laying of venue of any such litigation brought in any such court and any claim that any such litigation has been brought in an inconvenient forum.

13.11	EACH OF THE PARTIES HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION OR PROCEEDING IN WHICH THE PURCHASER AND SELLER ARE PARTIES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY PURCHASED RECEIVABLE.

13.12	USA Patriot Act. The Purchaser hereby notifies the Seller that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177 (signed into law March 9, 2009), as amended from time to time (the “PATRIOT Act”), it is required to obtain, verify, and record information that identifies the Seller, which information includes the name and address of the Seller and other information that will allow the Purchaser to identify the Seller in accordance with the PATRIOT Act.

13.13	Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. Each party hereto has implemented and maintains in effect policies and procedures designed to ensure compliance by it, its Affiliates and their respective directors, officers and employees with applicable Anti-Corruption Laws, Anti-Money Laundering Laws, and applicable Sanctions, and each party and its Affiliates, and to the knowledge of each party, their respective directors, officers and employees, are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions in all material respects. None of (a) either party, any of its Affiliates or any of their respective directors, officers or employees, or (b) to the knowledge of each party, any agent of such party or its Affiliates that will act in any capacity in connection with or receive or direct the application of any proceeds from the receivables purchase agreement established hereby, is a Sanctioned Person. No party shall use any proceeds received by it in connection with this Agreement or the transactions contemplated hereby in violation of Anti-Corruption Laws, Anti-Money Laundering Laws or applicable Sanctions. Each party shall maintain in effect and enforce policies and procedures designed to ensure compliance by it, its Affiliates and their respective directors, officers and employees, whether acting directly or through agents, with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions. Each party and its Affiliates shall not use, and shall ensure that the respective directors, officers and employees of such party and its Affiliates shall not use, the proceeds of any Purchased Receivables or otherwise received in connection herewith (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto. Each party shall promptly notify the other party, to the extent permitted by applicable law or regulation, if the first party should learn that a violation of this Section 13.13 has occurred or is likely to occur as it concerns that first party’s activities under this Agreement. It is understood that any such disclosure will not include any information which would reasonably be expected by the Seller to result in the loss of attorney-client privilege or violate any contractual confidentiality obligations or that is protected from disclosure by applicable law, regulation or governmental authority, as reasonably determined by the Seller; provided that Seller shall use reasonable efforts to eliminate or amend any such contractual confidentiality obligations to enable it to provide such information.

13.14	Data Privacy.

(a)	Seller and Purchaser shall comply, and shall cause their respective Affiliates to comply, with all Applicable Laws relating to data privacy and the protection of personal information that may be included in or related to any Designated Receivable.

(b)	Seller and its Affiliates, and their contractors and subprocessors, may, in connection with this Agreement wherever they do business, store and otherwise process business contact information (“BCI”) of Purchaser, its personnel and authorized users, for example name, business telephone, address, email and user IDs for business dealings with them. Where notice to or consent by the individuals is required for such processing, Purchaser will notify and obtain such consent.

(c)	The Kyndryl Privacy Statement at https://www.kyndryl.com/us/en/privacy.html provides additional details with respect to BCI.

13.15	Exports. Each party shall comply in all material respects with all applicable import, export, and economic sanctions laws (including those of the United States) that prohibit or restrict the export, re-export, or transfer of any products, technology, services, or data related to the Purchased Receivables, directly or indirectly, to or for certain countries, end-uses, or end-users thereof (collectively, “Trade Laws”). Neither party shall take any action that causes the other party to be in violation of Trade Laws in any material respect. Each party shall provide the other party all information reasonably requested and necessary for the requesting party’s compliance with Trade Laws.

13.16	Amendments. Neither this Agreement nor any provision hereof may be amended, waived or discharged unless in a writing agreed by the Purchaser and Kyndryl; provided that (a) the Seller Schedule, Seller Accounts, Obligor Schedule, and Performance Triggers may be amended or otherwise modified from time to time by mutual consent delivered by each of Kyndryl and Purchaser through an exchange of emails among any one of the persons for each such party listed on Schedule 1 and (b) each of Schedule 1 (Addresses for Notices) and the Purchaser Accounts may be amended or otherwise modified from time to time by delivery of an email by either party (with respect to itself only and, in the case of Purchaser, its accounts) to the other party via email to any of the persons listed for such other party on Schedule 1. Any amendment will be effective (to the extent permitted by Applicable Law) with respect to all of the parties’ respective Affiliates that have entered into Participation Agreements without the additional requirement of any express written acknowledgement and/or acceptance by such Affiliates of the terms of such amendment, and shall take precedence over any conflicting terms in any Participation Agreement.

No failure on the part of any party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. Subject to the first sentence of this Section 13.16, no amendment or waiver of any provision of this Agreement or consent to any departure by the Seller shall be effective unless in a writing signed by the Purchaser (and, in the case of any amendment, also signed by the Seller), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

13.17	Order of Precedence. In the event there is ambiguity, conflict or an inconsistency between any term in the body of this Agreement, or Appendix, Schedule, or Exhibit to this Agreement, any Participation Agreement, or any amendment to any of the foregoing entered into in accordance with this Agreement or any Participation Agreement, the following order of precedence shall apply: (i) any amendment to the body of this Agreement or any Appendix, Schedule, or Exhibit hereto; (ii) any Participation Agreement (provided that, if a Participation Agreement is entered into or amended by the parties thereto subsequent to any amendment to this Agreement, the terms of such Participation Agreement shall then take precedence over any ambiguous, conflicting or inconsistent terms in this Agreement until such time as this Agreement may be further amended in relevant part), but solely with respect to the parties subject thereto; and (iii) the body of this Agreement and any Appendix, Schedule, or Exhibit hereto.

13.18	Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)	the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)	the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                 a reduction in full or in part or cancellation of any such liability;

(ii)              a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

13.19	Performance Undertaking.

(a)	Parent hereby unconditionally and irrevocably undertakes and assures (as a primary obligor and not merely as surety) for the benefit of Purchaser the due and punctual performance and observance by each Seller (together with their respective successors and assigns, collectively, the “Covered Entities”, and each, a “Covered Entity”) of the terms, covenants, indemnities, conditions, agreements, undertakings and obligations on the part of such Covered Entity to be performed or observed by it under this Agreement, the related Participation Agreement and each of the other Transaction Documents to which such Covered Entity is a party, including any agreement or obligation of such Covered Entity to make any payment in respect of any Repurchase Event or indemnity, in each case on the terms and subject to the conditions and limitations set forth in this Agreement, the related Participation Agreement and the applicable Transaction Documents as the same shall be amended, restated, supplemented or otherwise modified and in effect from time to time (all such terms, covenants, indemnities, conditions, agreements, undertakings and obligations on the part of the Covered Entities to be paid, performed or observed by them, collectively the “Guaranteed Obligations”). Without limiting the generality of the foregoing, Parent agrees that if any Covered Entity shall fail in any manner whatsoever to perform or observe any of its Guaranteed Obligations when the same shall be required to be performed or observed under this Agreement, the related Participation Agreement and any applicable Transaction Document, then Parent will itself duly and punctually perform or observe, or cause to be performed or observed, such Guaranteed Obligations.

(b)	Parent expressly agrees that its obligations hereunder shall be absolute, irrevocable and unconditional, and as such, it shall not be a condition to the accrual of any obligation of Parent hereunder to perform or to observe, or to cause to be performed or observed any Guaranteed Obligation that Purchaser or any other Person shall have first made any request of or demand upon or given any notice to Parent, any Covered Entity or any of their respective successors and assigns or have initiated any action or proceeding against Parent, any Covered Entity or any of their respective successors and assigns in respect thereof. Purchaser may proceed to enforce the obligations of Parent under this Section 13.19 without first pursuing or exhausting any right or remedy which Purchaser may have against any Covered Entity, any other Person, the Purchased Receivables or any other property.

(c)	Parent hereby expressly waives any defenses it may have as a guarantor or a surety generally or otherwise based upon suretyship, impairment of collateral or otherwise in connection with the Guaranteed Obligations whether in equity or at law or by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect. Parent hereby also expressly waives acceptance, diligence, presentment, demand, protest or notice of any kind whatsoever, as well as any requirement that the Purchaser exhausts any right to take any action against any Seller or any other Person (including the filing of any claims in the event of a receivership or bankruptcy of any of the foregoing), or with respect to any property, collateral or collateral security at any time securing any of, or related to, the Guaranteed Obligations, and hereby consents to any and all extensions of time of the due performance or observance of any or all of the Guaranteed Obligations and that its obligations hereunder remain irrespective of any change of the time, manner or place of performance or observance of, or in any other term of any of the Guaranteed Obligations at any time, and from time to time. Parent also expressly waives, and agrees that the Guaranteed Obligations will not be impaired by, any ineffectiveness of any agreement of, or consent, amendment or other modification by, any Covered Entity that is executed by Parent on such Covered Entity’s behalf.

(d)	Parent agrees that it shall not (i) exercise or assert any right which it may acquire by way of law, contract or subrogation with respect to its undertaking described in this Section 13.19 or otherwise related to the Guaranteed Obligations against any Seller, (ii) claim any setoff, recoupment or counterclaim against any Seller in respect of any liability of Parent to such Seller with respect to the Guaranteed Obligations or (iii) exercise or assert any contractual, statutory or legal or equitable rights of contribution, reimbursement, indemnification and similar rights and “claims” (as that term is defined in the Federal Bankruptcy Code) which Parent might now have or hereafter acquire against any Seller that arise from the existence or performance of Parent’s obligations under this Section 13.19, unless and until, in each case, all Guaranteed Obligations shall have been indefeasibly performed or observed in full. Parent hereby confirms, and agrees, that each Seller is, and will be, a Parent Affiliate. Parent represents and warrants to the Purchaser that it has adequate means to obtain from the Sellers, on a continuing basis, all information concerning the financial condition of the Sellers, and that it is not relying on the Purchaser to provide such information either now or in the future.

(e)	This Section 13.19 shall survive the insolvency of any Seller or any other Person and the commencement of any case or proceeding by or against any Seller or any other Person under any bankruptcy, insolvency, reorganization or other similar law. Parent’s obligations hereunder shall continue in full force and effect until all Guaranteed Obligation are finally and indefeasibly performed, observed and satisfied in full and this Agreement is terminated.

(f)	It is expressly acknowledged that Parent’s obligations under this Section 13.19 do not constitute a guarantee of the payment of any Purchased Receivables and there shall be no recourse to Parent for any non-payment, reduced payment or slow payment of any Purchased Receivables to the extent resulting from a Credit Risk Event or for any Guaranteed Obligations the payment of which could otherwise constitute recourse to Parent for Purchased Receivables that are or become uncollectible to the extent resulting from a Credit Risk Event.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Banco Santander S.A., as the Purchaser

By:	/s/ Antia Martinez
Authorized signature

Name:	ANTIA MARTINEZ

Title:

By:	/s/ Gerardo Revilla
Authorized signature

Name:	GERARDO REVILLA

Title:

Signature Page to Amended and Restated Receivables Purchase Agreement

Kyndryl, Inc., as the initial Seller

By:	/s/ Mark Goldstein
Authorized signature

Name:	Mark Goldstein

Title:	Assistant Secretary

Kyndryl Holdings LLC, solely for purposes of Section 13.19, as Parent

By:	/s/ Mark Goldstein
Authorized signature

Name:	Mark Goldstein

Title:	Assistant Secretary

Signature Page to Amended and Restated Receivables Purchase Agreement

APPENDIX A – CERTAIN DEFINED TERMS

As used in the Receivables Purchase Agreement (including the exhibits and schedules thereto) to which this Appendix A is attached, the following terms shall have the meaning ascribed thereto:

“Accepted Guaranty” means, with respect to any Obligor, the guaranty of a guarantor listed opposite the name of such Obligor on the Obligor Schedule that is in form and substance acceptable to Purchaser.

“Accepted Letter of Credit” means, with respect to any Obligor, a letter of credit issued by a letter of credit issuer listed opposite the name of such Obligor on the Obligor Schedule that is in form and substance acceptable to Purchaser.

“Administrative and Collection Functions” is defined in Section 4.1.

“Adverse Claim” means any claim of ownership or any Lien (other than in favor of Purchaser and other than as may be created by or through Purchaser in connection with this Agreement or any Transaction Document).

“Affiliate” means, as to any Person, any other Person that is Controlling, Controlled by or under common Control with such Person.

“Agreement” is defined in the preamble hereto.

“Ancillary Rights” means, with respect to any Receivable, the related Contracts and all contract rights arising from the sale of goods and/or the rendition of services which gave rise to such Receivable, together with all enforcement rights and remedies thereunder; all other obligations for the payment of money arising therefrom; and all guarantees, letters of credit, other credit enhancement (including, without limitation, any Accepted Guaranty or Accepted Letter of Credit with respect to such Receivable), indemnities, warranties, collateral or other agreements or arrangements of any kind from time to time supporting or securing payment of such Receivable, whether pursuant to a Contract related to such Receivable or otherwise, together with all registrations, financing statements and other filings signed by an Obligor relating thereto; the rights to goods (including returned or repossessed goods) and documentation of title evidencing shipment or storage of any goods relating to any sale giving rise to a Receivable, and property represented thereby or associated therewith; all rights and remedies against the applicable Obligor and/or third parties obligated thereon or goods associated therewith; the books and records with respect thereto; all payments, collections, proceeds and other amounts or items received in respect to any of the foregoing; all deposit accounts and lockboxes into which such collections, proceeds and other amounts or items are remitted or deposited; other fees or interest accrued on any Purchased Receivables; and all proceeds of any of the foregoing.

“Anti-Corruption Laws” means all Applicable Laws of any jurisdiction applicable to the Seller or its Affiliates from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means applicable provisions of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended from time to time, and the USA PATRIOT Act, as well as all similar money laundering related laws and regulations applicable to the Seller or its Affiliates from time to time.

“Applicable Business Days” means, with respect to any Receivable, the number of Business Days corresponding to the currency in which such Receivable is payable as set forth in the chart in Schedule 3 or as otherwise provided in the applicable Participation Agreement.

“Applicable Law” means any international, supranational, national, federal, state, municipal or local law, regulation, rule, order, judgment, decree or other legally binding requirement.

“Applicable Rate” means, for each Designated Receivable denominated in one of the Eligible Funding Currencies, subject to Schedule 4-A (following the chart thereon) and Schedule 4-B, the screen rate listed opposite such Eligible Funding Currency in Schedule 4-A determined by the Purchaser to be equal to the rate that results from interpolating on a linear basis between (A) the applicable screen rate for the period for which such screen rate is available for the relevant Eligible Funding Currency that is equal to (and if unavailable, the first period higher than) the remaining tenor of the relevant Designated Receivable and (B) the applicable screen rate for the period for which such screen rate is available for the relevant Eligible Funding Currency that is equal to (and if unavailable, the first period lower than) the remaining tenor of the relevant Designated Receivable; provided, in no event shall the Applicable Rate be less than 0.00%.

“Approved Purchase Date” means, with respect to any calendar month, unless the Purchaser otherwise agrees in writing, the last Business Day of such calendar month or, upon specific approval of Purchaser, the second-to-last Business Day of such calendar month (or, with respect to a particular Seller, as otherwise set forth in the applicable Participation Agreement). For any Cut Off Date, the “related” Approved Purchase Date shall be the Approved Purchase Date occurring during the same calendar month.

“Availability Period” means the period from the date of the delivery of the first Specification by Seller pursuant to Section 2.2 to and excluding the Purchase Termination Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“BCI” is defined in Section 13.14(b).

“Buffer Period” means, with respect to any Seller, the number of days that is either (i) listed in the column titled “Buffer Period” opposite the name of the such Seller on the Seller Schedule, (ii) set forth in the applicable Participation Agreement or (iii) mutually agreed in writing by Purchaser and the applicable Seller.

“Business Day” means (i) any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, London or Madrid are authorized or required by law to remain closed, and with respect to any payments in a specific currency, any other day on which such specific currency is not authorized to be traded, and (ii) any London Business Day, as applicable.

“Capital Stock” means, with respect to any Person, any and all common shares, preferred shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, limited liability company interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests.

“Change of Control” is defined in Section 11.1(i).

“Closing Date” means the date of the first Purchase Date.

“Confirmed Contract” means a Contract between the applicable Approved Obligor and Seller for which:

(a)	either (i) Seller is the named service provider thereunder or (ii) otherwise (A) prior to the Closing Date (and prior to the date that any Purchased Receivable arose thereunder), such Contract and any related Ancillary Rights (for which Seller is not the original named beneficiary) have been fully, validly and irrevocably transferred and assigned by the named service provider thereunder to Seller and no further consideration is required in connection therewith (on the date hereof or at any time hereafter, regardless of future circumstances or events), (B) neither the named service provider nor any direct or indirect creditor, assignee or transferee of (or other Person claiming through) the named service provider (other than Seller and the assignees and transferees of Seller) has any right, title, interest, Lien, charge or claim in, to, or under such Contract, any Purchased Receivables arising thereunder or any other Ancillary Rights relating thereto and there is no registration or filing covering such Contract, Purchased Receivables or other Ancillary Rights by or against the named service provider or any such other assignee, transferee or creditor of the named service provider, (C) prior to the date hereof, the applicable Obligor and, if Seller is not the named beneficiary under any Ancillary Rights, any related guarantor, letter of credit issuer or other support provider, has been notified of, and to the extent required under such Contract or Applicable Law has consented in writing to, the transfer and assignment by the named service provider to Seller of such Contract and any guaranty, letter of credit or other support document or other Ancillary Rights relating thereto (and all rights and interest of the service provider arising thereunder or in connection therewith) and (D) no failure to have notified or received consent from an Obligor, guarantor, letter of credit issuer or support provider of the assignment of the Contract by the original named counterparty to Seller and no claims of the original named counterparty with respect to such Contract could, in any event, be reasonably likely to have an adverse effect on the collectability of the Purchased Receivables arising under such Contract; and

(b)	as of the Closing Date (and at all times thereafter), Seller is party (directly or as assignee) to such Contract and has the legal, valid and enforceable right, title and interest in, to and under such Contract (as the service provider party thereto) and is the beneficiary of any Ancillary Rights relating thereto, in any event, to the same extent as if Seller were the original service provider named therein and originally party thereto or beneficiary thereunder, as applicable, and no payment of any fees or taxes (including, without limitation, any stamp taxes) or filing, recording, registration, notice or consent by, with or to any Governmental Authority or other Person is necessary for the validity, effectiveness, perfection or priority of Seller’s rights and interest therein and ownership thereof (subject only, in the case of any of the foregoing, to the rights and interests of Purchaser and any of its assignees or transferees (with respect to the Purchased Receivables) and of IBM Credit LLC or any Affiliate thereof subject to a Release (with respect to Receivables in existence on the Closing Date that were transferred to such Person by Seller prior to the Closing Date and not transferred or purported to be transferred hereunder)).

“Confirmed Receivable” means, as of the applicable Purchase Date for any Receivable, (i) has been billed by the Seller to the related Obligor in accordance with the Seller’s customary practices and the Seller has delivered the applicable invoice to the related Obligor, (ii)  for which, on or prior to the end of the calendar month in which such invoice has been delivered to the related Obligor, all related goods and/or services giving rise thereto will have been delivered or provided to the related Obligor and such Obligor will have accepted, or not objected to (and will have no further right to object to), such delivery or provision of goods or services, (iii) on or prior to the end of the calendar month in which such invoice has been delivered to the related Obligor, will be an unconditional obligation of the related Obligor, (iv) for which the obligation to pay such Receivable in full on the applicable Payment Due Date(s) is enforceable against such Obligor in accordance with the terms of the related Contract and Applicable Law, (v) which has arisen under a Confirmed Contract, and (vi) which, for the avoidance of doubt, is not subject to any (A) Dispute or (B) Dilution (other than already applied to reduce the face amount of such Receivable prior to the determination of the Purchase Price thereof hereunder).

“Contract” means, with respect to any Receivable, the relevant agreement or agreements and any and all related guarantees, letters of credit or other credit enhancement arrangements in support thereof, instruments, invoices, purchase orders, or other writings setting forth the terms relevant to eligibility of such Receivable for purchase hereunder.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Covered Entity” or “Covered Entities” is defined in Section 13.19(a).

“Credit Risk Event” is defined in Section 9.1.

“Cut Off Date” means, with respect to any calendar month during the Availability Period, 23:00 (Madrid time) on the fourth Business Day prior to the end of such calendar month (or, with respect to a particular Seller or any currency other than USD, as reasonably determined by Purchaser or as otherwise set forth in the applicable Participation Agreement).

“Data Protection Legislation” means:

(a)	in relation to the European Economic Area and the United Kingdom, the GDPR, national legislation implementing and supplementing the GDPR and implementing the Directive on Privacy and Electronic Communications (2002/58/EC) including, for the avoidance of doubt, the regulations, guidance and codes of practice issued by European and national authorities relating to it and any supplementary legislation as the same may be amended, superseded or replaced from time to time; and

(b)	in relation to other jurisdictions, all laws as well as regulations, guidance and codes of practice issued by authorities in those jurisdictions relating to the processing of personal data and/or protection of privacy as the same may be amended, superseded or replaced from time to time.

“Day Count Factor” means for any Receivable denominated in one of the Eligible Funding Currencies, the number of days listed opposite such Eligible Funding Currency in Schedule 4-A.

“Default Ratio” means, for any month, the ratio (expressed as a percentage) computed by dividing: (a) the aggregate outstanding balance of all Receivables that were Defaulted Receivables during such month, by (b) the aggregate amount of Purchased Receivables sold hereunder during the ninth (9th) calendar month preceding such month.

“Defaulted Receivable” means a Receivable (a) as to which any payment, or part thereof, became more than ninety (90) days past due from the original Payment Due Date for such payment during such month, or (b) without duplication (i) as to which an Insolvency Event shall have occurred with respect to the Obligor or (ii) that has been (or, if not sold, would have been) written off by Seller as uncollectible in accordance with its written policies and customary practices.

“Delinquency Ratio” means the ratio (expressed as a percentage) computed by dividing: (a) the aggregate outstanding balance of all Receivables that were Delinquent Receivables at the end of such month by (b) the aggregate outstanding balance of all Receivables at the end of such month.

“Delinquent Receivable” means a Receivable other than a Defaulted Receivable as to which any payment, or part thereof, remains unpaid for more than thirty (30) days from the original Payment Due Date for such payment (other than on account of Dilution).

“Demand Amount” is defined in Section 2.4(a)(iii).

“Demand Payment Date” is defined in Section 2.4(a)(iii).

“Designated Receivable” means each Receivable that is described in a Specification notified to the Purchaser by the Seller pursuant to Section 2.2.

“Dilution” means, with respect to any Receivable, the amount by which such Receivable is reduced or cancelled as a result of Seller credit memos or similar non-cash reductions due to any discount, adjustment, credit, deduction, return, defect, refund, allowance, cash discount, rebate, dispute, rejection, deficit, adjustment or other reduction (including any set-off or netting) or failure to perform on the part of the Seller or any other similar reason (other than with respect to any Credit Risk Event) that would have the effect of reducing the amount of part or all of such Receivable.

“Discount” means, with respect to each Purchased Receivable, the discount applied by the Purchaser to such Purchased Receivable, equal to (a) the Applicable Rate per annum as determined by the Purchaser, based on the last published screen rates for the relevant Eligible Funding Currency in which such Purchased Receivable is denominated, at the applicable Cut Off Date, plus the applicable Margin, multiplied by (b) the quotient of (i) the applicable Discount Period and (ii) applicable Day Count Factor.

“Discount Period” means, with respect to any Purchased Receivable, the number of days from and including the Discount Period Start Date for such Purchased Receivable to, but not including, the Expected Reconciliation Date for such Purchased Receivable.

“Discount Period Start Date” means, with respect to any Purchased Receivable, the date that is the Applicable Business Days after the related Cut Off Date. For such purpose, the related Cut Off Date for any Purchased Receivable is the Cut Off Date for the applicable currency that occurs in the calendar month in which such Purchased Receivable was purchased hereunder (whether listed on an End of Period Specification delivered after such Cut Off Date or otherwise).

“Dispute” means any defense, counterclaim, offset or other claim, investigation, or threatened or pending litigation, arbitration or other proceeding asserted regarding a Receivable, any term of the related Contract or the assignment of such Receivable thereunder or as a reason for non-payment, reduced payment or slow payment, of such Receivable, whether arising from or relating to the sale of goods, the licensing of intellectual property or rendition of services that gave rise to such Receivable, or arising from or relating to any other related transaction or occurrence, whether pertaining to price, terms, quality, workmanship, delivery, quantity or otherwise; provided that the term “Dispute” shall not include non-payment, reduced payment or slow payment of any Receivable to the extent resulting from a Credit Risk Event.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, Norway and the United Kingdom.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Funding Currencies” means the funding currencies set forth on Schedule 4-A and, subject to approval of the Purchaser, such other currencies as the Sellers may request from time to time.

“Eligible Obligor” means each of the Obligors set forth in the Obligor Schedule (whether Part A or Part B) and such other Obligors as may be added to the Facility (pursuant to an amendment to Part A or Part B of the Obligor Schedule, as applicable) upon the prior written approval of the Purchaser in its sole discretion; provided, that an Obligor shall cease to be an “Eligible Obligor” on and after the occurrence of any Material Obligor Default with respect to such Obligor.

“Eligible Receivable” means a Designated Receivable that, as of its Purchase Date, satisfies each of the representations and warranties set forth in Section 6.1(a).

“Eligible Seller” means Kyndryl and any Seller (i) that has been approved by Purchaser in writing and (ii) whose obligations to any Purchaser arising hereunder, under any Participation Agreement or any other Transaction Document are subject to the Parent’s guaranty set forth in Section 13.19 and, if an IBM Guaranty has been delivered hereunder prior to the Spin-Off Date, the IBM Guaranty (but only from the date of such delivery through the Spin-Off Date).

“Eligible Support Document” means, on any date with respect to any Accepted Guaranty or Accepted Letter of Credit, that it is an irrevocable guaranty or letter of credit that (i) has a remaining scheduled term or is renewable for a term that ends on or after the latest Payment Due Date of the outstanding Purchased Receivables of the related Specified Obligor, (ii) names Seller or Purchaser as the initial sole beneficiary thereof, (iii) is transferrable or assignable, (iv) is payable in the same currency as the related Purchased Receivables of the applicable Specified Obligor or is payable in another readily convertible currency in an amount sufficient, in Purchaser’s reasonable judgment, to cover the amounts payable with respect to such Purchased Receivables taking into account any reasonably anticipated currency exchange rate movements and applicable currency restrictions, (v) is in full force and effect and is the legal, valid and binding obligation of the related guarantor or letter of credit issuer, and (vi) is not subject to a Support Default Event.

“End of Period Specification” is defined in Section 2.2.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Excluded Taxes” is defined in Section 10.2.

“Expected Payment Date” means, with respect to any Designated Receivable, the date that is the number of days in the Buffer Period with respect to the applicable Seller following the applicable Payment Due Date for such Designated Receivable.

“Expected Reconciliation Date” means, with respect to any Designated Receivable, the Reconciliation Date immediately following the Expected Payment Date for such Designated Receivable.

“Facility” means the committed receivables purchase facility as set forth in Section 2.

“Facility Limit” means $1,100,000,000.

“Facility Limit Threshold” means 40% of the Facility Limit.

“Fee Letter” means that certain Fee Letter between the Purchaser and Kyndryl dated on or prior to the Closing Date.

“GAAP” means Generally Accepted Accounting Principles in the United States of America.

“GDPR” means Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, as amended, replaced or superseded from time to time.

“Guaranteed Obligations” is defined in Section 13.19(a).

“IBM” means International Business Machines Corporation.

“IBM Guaranty” means an irrevocable guaranty of IBM in favor of Purchaser that guaranties all obligations of each Seller (now or hereafter party hereto) hereunder and under each other Transaction Document in form and substance satisfactory to Purchaser in its sole discretion (which, if approved by Purchaser, may in the form of an amendment or addendum to that certain Guaranty of Payment dated as of August 26, 2021 made by IBM in favor of the Beneficiaries named therein).

“Indemnified Amounts” is defined in Section 12.1.

“Indirect Taxes” means any real and personal property transfer, documentary, sales, use, registration, excise, customs duty, value-added, goods and services, consumption, stamp, conveyance or financial indirect taxes; revenue or turnover Taxes calculated as a percentage of gross revenue (but excluding corporate income Taxes calculated on net income or profit); any Taxes resulting from or in respect of (y) an Obligor making payment to Seller or any of its Affiliates in respect of a Purchased Receivable or (z) Seller or any of its Affiliates making payment to Purchaser or any of its Affiliates in respect of any payment described in clause (y); and any similar levies, imposts, duties, charges or contributions (including any related interest, fines, penalties and additions thereto) imposed, collected or assessed by, or payable to, a Tax authority or similar governmental agency.

“Initial Performance Trigger” means (i) the ratio (expressed as a percentage), computed by dividing (x) the rolling 3-month average aggregate outstanding balance of Receivables as to which any payment, or part thereof, became more than thirty (30) days past due from the original Payment Due Date for such payment, by (y) the aggregate outstanding balance of all Receivables for such rolling 3-month period, exceeds 10% and (ii) the ratio (expressed as a percentage), computed by dividing (x) the rolling 3-month average aggregate outstanding balance of Receivables as to which any payment, or part thereof, became more than sixty (60) days past due from the original Payment Due Date for such payment, by (y) the aggregate outstanding balance of all Receivables for such rolling 3-month period, exceeds 3%; provided, that for purposes of this definition, no payment with respect to a Receivable shall be considered past due if such payment is not received on the original Payment Due Date due to administrative or technical issues, including, but not limited to, client payment issues due to the novation or assignment of contracts, purchase order defects, payments directed to incorrect bank accounts and issues related to the establishment of accounts payable portals.

“Insolvency Event” means, with respect to any Person, that (i) such Person (a) shall generally not pay its debts as such debts become due or (b) shall admit in writing its inability to pay its debts generally or (c) shall make a general assignment for the benefit of creditors; (ii) any proceeding shall be instituted by or against such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property, and, if instituted against such Person, shall remain undischarged for a period of sixty (60) days; or (iii) such Person shall take any corporate or similar action to authorize any of the actions set forth in the preceding clauses (i) or (ii).

“Kyndryl” is defined in the preamble hereto.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, charge, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement, preferential arrangement or similar agreement or arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

“London Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in London, United Kingdom are authorized or required by law to remain closed.

“Losses to Liquidation Ratio” means, for any calendar month, a fraction (expressed as a percentage) computed by dividing (a) the Losses (net of recoveries applicable to such Receivables) incurred on all Receivables during such period by (b) the aggregate amount of collections on Receivables received during such period; and “Losses”, for the purpose of this definition only, means the aggregate value of Receivables that have been, or should have been, written-off as uncollectible by Seller in accordance with its credit and collection policies.

“Margin” means the percentage defined as such in the Fee Letter.

“Material Adverse Change” means a material adverse change, or any event or occurrence which could reasonably be expected, individually or in the aggregate, to result in a material adverse change, in (i) the business, condition (financial or otherwise), performance, or material agreements of any Seller or an Obligor’s performance under the Contracts (ii) the ability of Kyndryl, any other Seller, Parent or IBM (prior to the Spin-Off Date) to perform their respective obligations under the Transaction Documents or the Contracts, as applicable, (iii) the ability of the Purchaser to enforce the Contracts, or (iv) the validity or enforceability of any of the Receivables.

“Material Obligor Default” means, with respect to an Obligor, (i) any of the Purchased Receivables of such Obligor become Defaulted Receivables, (ii) the occurrence of a Support Default Event with respect to the related Accepted Guaranty or Accepted Letter of Credit for Purchased Receivables of such Obligor (if it is a Specified Obligor), or (iii) the occurrence of an Insolvency Event with respect to such Obligor.

“Material Obligor Default Direct Collection Notice” means, with respect to any particular Obligor, notice by Purchaser to Kyndryl that Purchaser intends to take over and perform, or appoint a third party to take over and perform, Administrative and Collection Functions with respect to the Purchased Receivables of such Obligor as a result of the occurrence of a Material Obligor Default with respect to such Obligor.

“Maximum Tenor” means, with respect to any Obligor, the period set forth in the column titled “Maximum Tenor” opposite the name of the such Obligor on the Obligor Schedule.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“Obligor” means, with respect to any Receivable, the Person obligated to make payments in respect of such Receivable pursuant to a Contract or otherwise.

“Obligor (Committed)” means, at any time, each Eligible Obligor listed as an “Obligor (Committed)” in Part A of the Obligor Schedule.

“Obligor (Uncommitted)” means, at any time, each Eligible Obligor that is listed as an “Obligor (Uncommitted)” in Part B of the Obligor Schedule.

“Obligor Limit” means the maximum aggregate amount of Purchased Receivables owing by any Obligor that may be outstanding under the Facility at any time as set forth on the Obligor Schedule or as otherwise agreed in writing by Purchaser (in its sole discretion) and the applicable Seller (which may be by exchange of emails between any person listed for Purchaser and any person listed for Seller on Schedule 1); provided, that notwithstanding anything to the contrary in this Agreement, the Purchaser shall be entitled to reduce or withdraw the Obligor Limit with respect to any Obligor (Uncommitted) in its sole discretion at any time and from time to time without prior notice.

“Obligor Schedule” means the schedule attached as an exhibit to the Fee Letter (including both Part A and Part B) titled “Obligor Schedule”, as such Obligor Schedule may be amended, supplemented or otherwise modified following the Closing Date as Kyndryl and the Purchaser mutually agree from time to time pursuant to Section 13.16.

“OFAC” is defined in Section 13.5(a).

“Outstanding Aggregate Balance” shall mean, at any date of determination with respect to all Purchased Receivables, an amount equal to the aggregate outstanding and unpaid balances of all Purchased Receivables owing to the Purchaser on such date.

“Outstanding Obligor Balance” shall mean, at any date of determination with respect to all Purchased Receivables of an Obligor, an amount equal to the aggregate outstanding and unpaid balances of all Purchased Receivables owing by such Obligor on such date (in aggregate for all Sellers).

“Parent” is defined in the preamble hereto.

“Participation Agreement” is defined in Section 5.

“PATRIOT Act” is defined in Section 13.12.

“Payment Due Date” means, with respect to any Purchased Receivable, the date that payment of such Purchased Receivable is due in accordance with the terms of the related Contract and invoice.

“Performance Triggers” means (i) for the period starting on the Closing Date and ending on the date to be mutually agreed to by Kyndryl and Santander, but in no case earlier than the twelve-month anniversary of the Closing Date, the Initial Performance Trigger, as may be updated from time to time pursuant to Section 13.16 and (ii) thereafter, the triggers (based on the rolling three month Default Ratio, rolling three month Delinquency Ratio and rolling three month Loss to Liquidation Ratio) to be determined by Santander in its reasonable business judgment after the twelve-month anniversary of the Closing Date and set forth on Schedule 5 and forming part hereof, as the foregoing may be updated from time to time pursuant to Section 13.16.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Purchase Date” means, with respect to any Designated Receivable, the date on which such Designated Receivable is conveyed (or purported to be conveyed) by Seller to Purchaser pursuant to Section 2.2.

“Purchase Price” means, with respect to any Designated Receivable, an amount equal to the product of (a) the face amount of such Designated Receivable (net of any Dilution that has been applied to such Designated Receivable on or prior to the Purchase Date therefor), multiplied by (b) the difference between (i) one minus (ii) applicable Discount for such Designated Receivable.

“Purchase Termination Date” is defined in Section 2.3.

“Purchased Collections” means any and all payments, collections, amounts and items received with respect to, and all proceeds of, Purchased Receivables (in any currency and in any form), including, without limitation, any of the foregoing received under or in connection with the related Ancillary Rights, in any case, whether remitted by the related Obligor, any guarantor, letter of credit issuer or other support provider or otherwise.

“Purchased Receivable” means each Designated Receivable that the Purchaser purchases or purports to purchase in accordance with this Agreement.

“Purchaser” is defined in the preamble hereto, and includes the applicable Purchaser or all the Purchasers as the context requires.

“Purchaser Account” means each account to which all amounts payable (or to be remitted) by the applicable Seller to the Purchaser pursuant to or in connection with any Transaction Document shall be deposited, which accounts are listed on Schedule 7, as such account information may be updated at any time and from time to time by notice from Purchaser to Kyndryl pursuant to Section 13.16.

“Purchaser Credit Event” means (i) a Seller Termination Event or (ii) any event or occurrence which could be reasonably be expected, individually or in the aggregate to result in a material adverse change, in the business, condition (financial or otherwise), performance, or material agreements of the Purchaser or the ability of the Purchaser to perform its obligations under this Agreement or the Transaction Documents in any material respect.

“Purchaser Indemnified Party” is defined in Section 12.1.

“Purchaser Termination Event” has the meaning specified in Section 11.1. For the avoidance of doubt, any Purchaser Termination Event that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 13.5.

“Receivables” means the receivables, accounts and/or payment intangibles related to an Obligor’s purchase of goods and/or services from the applicable Seller that are contractually due to such Seller with respect thereto (whether or not such goods have been fully delivered or such services have been fully performed), all Ancillary Rights, and all proceeds of any of the foregoing.

“Reconciliation Date” means, for each calendar month, (i) initially, the sixth (6th) Business Day of such calendar month, and (ii) thereafter, the seventh (7th) calendar day following the prior Reconciliation Date, or if such day is not a Business Day, the next Business Day (through the end of such calendar month).

“Reconciliation Report” means the report in form and substance mutually agreed by Kyndryl and Purchaser on or prior to the Closing Date, with any changes to the form thereafter as mutually agreed by Kyndryl and Purchaser.

“Release” means, that certain release dated as of October 28, between IBM Credit LLC and Banco Santander S.A.

“Repurchase Event” is defined in Section 9.1.

“Restricted Jurisdictions” means each of Bosnia and Herzegovina, the Lebanese Republic, Nigeria, Russia, Ukraine and Islamic Republic of Pakistan, any Sanctioned Country and any other jurisdiction reasonably designated by Purchaser as a Restricted Jurisdiction from time to time.

“Sanctioned Country” means at any time, a country or territory that is itself the subject or target of any Sanctions (including, as of the date hereof: Cuba, Iran, North Korea, Sudan, South Sudan, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person, organized or resident in a Sanctioned Country, or (c) any Person controlled (to the knowledge of the Seller) by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Santander” is defined in the preamble hereto.

“Schedule” is defined in Section 1.2.

“Section” is defined in Section 1.2.

“Seller” is defined in the preamble hereto, and includes the applicable Seller or all of the Sellers as the context requires.

“Seller Account” means, with respect to any Seller, the bank account to which all amounts payable by the Purchaser to such Seller pursuant to or in connection with any Transaction Document shall be deposited, it being understood that for Kyndryl, it is the account listed on Schedule 6 and for any other Seller, it is the account identified as the “Seller Account” in the Participation Agreement for such Seller, in each case, which schedule shall include any applicable IBAN numbers, as any such account information may be updated at any time and from time to time as Kyndryl and Purchaser mutually agree from time to time pursuant to Section 13.16.

“Seller Schedule” means the schedule set forth herein as Schedule 2 and forming part hereof, as such Seller Schedule may be amended, supplemented or otherwise modified following the Closing Date as Kyndryl and the Purchaser mutually agree from time to time pursuant to Section 13.16.

“Seller Systems” means all computer systems or software used by Seller or its Affiliates in connection with the Administrative and Collection Functions and/or any other transaction contemplated by this Agreement.

“Seller Termination Event” has the meaning specified in Section 11.2. For the avoidance of doubt, any Seller Termination Event that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 13.5.

“Settlement Date” means, with respect to each Reconciliation Date for all Purchased Receivables of a particular currency, (i) from the Closing Date through the date occurring six months after the Closing Date, the tenth (10th) Business Day following such Reconciliation Date (for all currencies), and (ii) at all times thereafter, the Applicable Business Days (with respect to the applicable currency) after such Reconciliation Date.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto that is a nationally recognized statistical rating organization.

“Specification” is defined in Section 2.2.

“Specified Obligor” means an Obligor whose Receivables are identified on the Obligor Schedule as being guaranteed by an Accepted Guaranty or covered by an Accepted Letter of Credit.

“Spin-Off Date” means the date that IBM no longer beneficially owns, directly or indirectly, a majority of the voting power and voting stock of Kyndryl and Parent.

“Standard Seller Provisions” is defined in Section 7(a).

“Support Default Event” means, at any time with respect to any Specified Obligor, that the applicable Accepted Guaranty or Accepted Letter of Credit, as the case may be, (i) has expired or terminated (including, without limitation, due to any failure by Seller to renew, if applicable), (ii) has a face amount or maximum draw amount that is less than the aggregate amount due under all outstanding Purchased Receivables of such Specified Obligor that are covered thereby, (iii) is no longer in full force and effect or no longer unconditionally covers the full outstanding balance of the Purchased Receivables of such Obligor, (iv) ceases to be an Eligible Support Document, or (v) is issued by a guarantor or letter of credit issuer, as the case may be, that is subject to an Insolvency Event or other Credit Risk Event.

“Taxes” means all taxes or similar levies, imposts, duties, charges or contributions (in each case in the nature of a tax) imposed, collected or assessed by, or payable to, a Tax authority or similar governmental agency and including any related interest, fines, penalties and additions thereto.

“Trade Laws” is defined in Section 13.15.

“Transition Date” means, (i) the date specified by Purchaser (providing for the opportunity to notify affected Obligors and take other transition efforts if desirable in the judgment of Purchaser) on or after the delivery by Purchaser to Kyndryl of either (x) a Triggering Event Notice (with respect to all Purchased Receivables) or (y) a Material Obligor Default Direct Collection Notice (solely with respect to the Purchased Receivables of the applicable Obligor) or (ii) the date specified by Seller (providing for the opportunity to notify affected Obligors and take other transition efforts if desirable in the judgment of Purchaser) on or after the delivery of notice by Seller that it intends to terminate its responsibility to perform Administrative and Collection Functions with respect to an Obligor as specified in Section 2.4(d).

“Transaction Document(s)” means each of this Agreement, the Participation Agreements, the Fee Letter, the IBM Guaranty, if any (but solely prior to the Spin-Off Date), and all other documents, instruments or agreements executed and delivered by IBM, Parent, Kyndryl or any other Seller to, or for the benefit of, Purchaser pursuant to or in connection herewith or therewith.

“Triggering Event” is defined in Section 4.3.

“Triggering Event Notice” is defined in Section 4.3.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or the priority of the ownership interests of the Purchaser is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

* * * * * * *

List of Schedules and Exhibits

SCHEDULES

Schedule 1	Addresses for Notices
Schedule 2	Seller Schedule
Schedule 3	Applicable Business Days
Schedule 4-A	Currency and Interest Rate Information
Schedule 4-B	Effect of Benchmark Transition Event
Schedule 5	Performance Triggers
Schedule 6	Seller Accounts (Purchase Price Payments and Collection Remittances)
Schedule 7	Purchaser Accounts

EXHIBITS

Exhibit A	Administrative and Collection Functions
Exhibit B	Form of Participation Agreement

EXHIBIT A

Administrative and Collection Functions

This Exhibit describes the Administrative and Collection Functions referred to in Section 4.1 of the Agreement, in respect of Purchased Receivables, which the Seller will perform pursuant to the terms of the Agreement, of which this Exhibit forms a part.

Seller hereby covenants and agrees that: (a) Seller shall perform, or shall cause one or more of its Affiliates to perform, the administration, collection, monitoring and servicing of the Purchased Receivable and each of the other Administrative and Collection Functions with respect to the Purchased Receivables for the benefit of the Purchaser and agrees (i) to devote to the Administrative and Collection Functions at least the same amount of time and attention, (ii) to exercise at least the same level of skill, quality, care, timeliness and diligence in such Administrative and Collection Functions and (iii) to use such efforts to collect each Purchased Receivable, in each case, as if such Seller were servicing, monitoring, administering and/or collecting, as the case may be, trade receivables and other related assets legally and beneficially owned by it and with respect to receivables for which it performs such functions for others. Seller may hire subcontractors to provide or assist in providing the Administrative and Collection Functions; provided, however, that (A) Seller remains responsible for the fulfillment of all of its obligations hereunder and for the performance of the Administrative and Collection Functions and (B) such subcontractors are hired using reasonable care and skill; (b) Seller shall, and shall cause its Affiliates to, reasonably cooperate with Purchaser and its applicable Affiliates, in order to minimize any interference with the relevant portion of the Purchaser’s or its Affiliates’ business. Seller shall, or shall cause its Affiliates to, use reasonable efforts to promptly notify the Purchaser in writing (which may be by electronic mail) in advance of an interruption of Administrative and Collection Functions for any other reason (or, if advance notice is not possible, as promptly as possible). If the cause of the suspension can reasonably be remedied, Seller will provide notice of the actions Purchaser or its Affiliates must take to reinstate the applicable function; and (c) Seller and Purchaser will define the control environment related to the Administrative and Collection Functions. Seller shall also perform the Administrative and Collection Functions in accordance with the Agreement, Applicable Law and, except as otherwise specifically required in the Agreement, Seller’s customary policies and procedures. If required by Purchaser, Seller and Purchaser will develop reasonable and mutually agreed upon procedures to test the processes performed by Seller on behalf of Purchaser, in order to support Purchaser’s audit requirements.

The Administrative and Collection Functions

1.	Obligor Relationship Management. In addition to (and without limiting) the foregoing:

a.	Seller shall manage the relationships with the Obligors and conduct sales and collections relationship management. In connection therewith, Seller shall:

EX. A-1

i.	Set up and maintain information with respect to Obligors and the related Contracts;

ii.	Manage on-boarding procedures with respect to new Obligors or increases in Obligor Limits;

iii.	Provide list of invoices, along with total amount due and Payment Due Date, to Purchaser for payment to be made by Purchaser to the Seller; and

iv.	Manage fee and interest invoices and collection.

2.	Account Management. In addition to (and without limiting) the foregoing:

a.	Seller shall manage collection accounts with respect to the Purchased Receivables and payments to the Purchaser and other proceeds of the foregoing. In connection therewith, Seller shall:

i.	Record a transaction approval in Seller Systems, where appropriate, of each Purchased Receivable to be sold and assigned to Purchaser promptly following receipt by Seller of the related invoice and record applicable sale upon consummation thereof;

ii.	Record cash received from Obligors in the Seller Systems; and

iii.	Perform accounting closing activities in accordance with its customary procedures.

3.	Data, Contract and collateral management; Books & Records. In addition to (and without limiting) the foregoing, Seller shall keep and maintain all documents, contracts, books, computer records, data, reports, Seller Systems and other information, reasonably necessary for the collection of all the Purchased Receivables (including the ability to recreate records evidencing the Purchased Receivables in the event of the destruction of the originals thereof). Such documents, contracts, books, computer records, data, reports, Seller Systems and other information shall reflect the inception of the Purchased Receivables, the original amounts thereof, the Payment Due Date thereof, all amendments or other modifications with respect thereto, all payments and credits with respect thereto, and shall indicate the interests of Purchaser in the Purchased Receivables.

* * * * * * * *

EX. A-2

EXHIBIT B

Participation Agreement – [Country]

Reference is made to that certain Receivables Purchase Agreement between Kyndryl, Inc. and Banco Santander S.A. dated as of [●], 2021 (as amended from time to time, and including the Exhibits, Schedules or other supplements thereto, the “Agreement”).

Parties:

(1) [LOCAL SELLER ENTITY] (“Seller [Country]”);

(2) [LOCAL PURCHASER ENTITY] (“Purchaser [Country]).

This Participation Agreement, dated as of [●], 2021 acknowledges our acceptance of the terms of the Agreement, as amended from time to time in accordance with its terms, including any amendments to the Agreement for purposes of this Participation Agreement made pursuant to Section 5 of the Agreement. Each capitalized term used but not defined herein shall have the meaning specified in the Agreement.

This Participation Agreement, the Agreement and the other Transaction Documents are the complete agreement regarding business transactions between us, related to its subject matter, and replace any prior oral or written communications between us regarding such business transactions.

The parties hereto agree to the following:

1.       Except as otherwise provided in this Participation Agreement, wherever they occur, references in the Agreement to “Seller” shall be substituted by “Seller [Country]” and references to “Purchaser” shall be substituted by “Purchaser [Country].”

2.        The addresses for notices for Seller [Country] and Purchaser [Country] and such Seller’s Seller Account are as follows:

If to Seller [Country]

[INSERT]

If to Purchaser [Country]

[INSERT]

Seller Account:

[INSERT]

Any notice given by Seller [Country] or Purchaser [Country] shall be validly given if sent either:

EX.B-1

(i)       by Kyndryl or Santander to its respective counterparty under the Agreement, or

(ii)       by Seller [Country] or Purchaser [Country] to its respective counterparty under this Participation Agreement (in each case with copy to Kyndryl, in the case of Purchaser [Country], and to Santander, in the case of Seller [Country]).

3.       [All references in the Agreement to “USD” shall be amended to read: “[local currency]”.]1

4.        Section 10.3 of the Agreement shall be amended by replacing “(New York City time)” with [insert appropriate local time zone and time].

5.       This Participation Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law) the laws of the State of New York, except any provisions under Annex A attached hereto, each of which are incorporated by reference herein, shall be governed by the laws of the country of ____________.

6.       If reasonably requested by Purchaser, it shall have received (a) an executed secretary’s certificate (or the equivalent) with all customary attachments for [Country] and (b) [a legal opinion of counsel of Seller addressing due authorization, execution and delivery, power and authority, no conflicts, violation or breach with Applicable Law, such Seller’s organizational documents or its material contracts, enforceability of the Participation Agreement and other Transaction Documents to which such Seller is party, and attachment, perfection and priority (or their respective equivalents) of the transfer of the Purchased Receivables by such Seller, but no other matters.]2

7.       [Insert any additional or modified terms as permitted by Section 5 of the Agreement]

8.        The information for the Seller for Schedule 2 of the Agreement is as follows: [______________]. Such Seller has not changed its legal name or jurisdiction of organization or been the subject of any merger, amalgamation or similar transaction in the last seven years [, except ______________].

9. Without diminishing any other representation or warranty in the Agreement, after review of the Material Agreements (as defined below), and with the advice of counsel, Seller [Country] represents and warrants that the execution and delivery of Seller [Country] of this Participation Agreement and the Agreement (as amended and modified hereby) and the performance of its obligations hereunder and thereunder do not conflict with, or result in a breach of, or cause a default under, any receivables purchase agreement, indenture, mortgage, loan agreement or other similar agreement to which Seller [Country] or its subsidiaries are a party or is otherwise bound that is, or could reasonably be expected to be, material to the performance by Seller [Country] of its obligations hereunder or thereunder, to the Purchaser or to Seller [Country] and its subsidiaries, taken as a whole (such agreements, the “Material Agreements”).

1 Will be included only if the parties mutually agree and will not apply to all sections of the Agreement.

2 Will not apply to Sellers under 1%.

EX. B-2

10. From time to time, Kyndryl and Banco Santander S.A. may agree to amend the Agreement and such amendment will be effective (to the extent permitted by Applicable Law) with respect to this Participation Agreement without the requirement of any express written acknowledgement and/or acceptance by the parties hereto, and shall take precedence over any conflicting terms herein. If, subsequent to any such amendment of the Agreement, this Participation Agreement is amended by the parties hereto, the terms of this Participation Agreement shall then take precedence over any conflicting terms in the Agreement as previously amended, until such time as the Agreement may be further amended in relevant part.

All of the amendments and modifications herein, unless the context otherwise requires, shall only apply to the transactions between Seller [Country] and Purchaser [Country] hereunder and under the Agreement (as so amended and modified). In all other respects the terms of the Agreement shall remain without amendment as between Seller [Country] and Purchaser [Country] and as among Kyndryl, any other Seller and any other Purchaser.

By signing below, the parties hereto agree to the terms of this Participation Agreement. Unless prohibited by Applicable Law, delivery of an executed counterpart of a signature page to this Participation Agreement by facsimile or other electronic transmission (including PDF) shall be as effective as delivery of a manually executed counterpart. Once signed, (1) any reproduction of this Participation Agreement or its associated supplemental contract documents made by reliable means (for example, photocopy or facsimile) is considered an original and (2) all transactions engaged in pursuant to this Participation Agreement are subject to it.

[The Next Page Is The Signature Page]

EX. B-3

Agreed to:

[LOCAL PURCHASER ENTITY – FULL NAME]

By
Authorized Signature
Name:
Title:

Agreed to:

[LOCAL SELLER ENTITY – FULL NAME]

By
Authorized Signature
Name:
Title:

EX. B-4

Annex A

[To reflect any provisions intended to be governed by local law.]

EX. B-5